Exhibit 2.1

AMENDED AND RESTATED

PURCHASE AND SALE AGREEMENT

between

SUSSER PETROLEUM OPERATING COMPANY LLC

as Buyer,

and

SUNOCO LP

as Buyer Parent Guarantor,

and

EMERGE ENERGY SERVICES OPERATING LLC

as Seller,

and

EMERGE ENERGY SERVICES LP

as Seller Parent Guarantor

August 31, 2016

4.6 Fees and Expenses of Brokers and Others	35
4.7 Investment Representations	35
4.8 Financing	35
4.9 Absence of Certain Changes or Events	35
4.10 Solvency; No Fraudulent Conveyance	36

ARTICLE V COVENANTS AND OTHER MATTERS PENDING THE CLOSING	36
5.1 Business Operations	36
5.2 Access	38
5.3 Cooperation; Consents and Approvals	39
5.4 Reserved	41
5.5 Exclusive Dealing	41
5.6 Non-Solicitation	41
5.7 Taxes	42
5.8 Transition Services	43
5.9 Further Assurances — Governmental Authorizations and Material Permits	43

ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER	44
6.1 Representations and Warranties	44
6.2 Covenants and Agreements	44
6.3 HSR Act; Governmental Orders	44
6.4 Sufficiency of Assets	44
6.5 Deliveries at Closing	44
6.6 Consummation of the Real Estate Sale	45

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER	45
7.1 Representations and Warranties	45
7.2 Covenants and Agreements	46
7.3 HSR Act; Governmental Orders	46
7.4 Deliveries at Closing	46

ARTICLE VII INDEMNIFICATION	47
8.1 Indemnification by Seller	47
8.2 Indemnification by Buyer	50
8.3 Indemnification Procedures for Third Party Claims	51
8.4 Post-Closing Escrow	52
8.5 Exclusive Remedy	53
8.6 Indemnity Amounts to be Computed Net of Insurance Proceeds	53
8.7 Purchase Price Adjustment	54

ARTICLE IX TERMINATION	54
9.1 Termination	54
9.2 Rights on Termination	55

ARTICLE X MISCELLANEOUS	56
10.1 Disclaimer of Representations and Warranties	56
10.2 Confidentiality	58
10.3 Indemnification of Managers, Directors and Officers	58
10.4 Employee Matters	59
10.5 Public Announcements	62

10.6 Use of Names	62
10.7 Counsel	62
10.8 Entire Agreement; Amendment; Waiver	63
10.9 Expenses	63
10.10 Governing Law	63
10.11 Judicial Proceedings; Waiver of Jury Trial	64
10.12 Further Assurances	64
10.13 Assignment	64
10.14 Notices	64
10.15 Counterparts and Facsimile Signatures	65
10.16 Headings	65
10.17 Severability	65
10.18 No Third Party Rights	65
10.19 No Recourse	66
10.20 Remedies; Specific Performance	66
10.21 Construction	67
10.22 Schedules	67
10.23 Buyer Parent Guaranty of Obligations	67
10.24 Seller Parent Guaranty of Obligations	67
10.25 Specification Condition of the Hydrotreaters	68
10.26 Compliance with Renewable Fuel Standard Program	70
10.27 Pipeline Release	70

SCHEDULES:

Schedule I	-	Permitted Liens
Schedule 2.2(a)(i)	-	Transaction Expenses Amount
Schedule 2.2(a)(ii)	-	Wire Transfer Instructions
Schedule 2.3(a)	-	Accounting Principles
Schedule 3.4	-	Company Required Consents
Schedule 3.6	-	Litigation
Schedule 3.8	-	Subsidiaries
Schedule 3.9	-	Title to Assets
Schedule 3.10	-	Material Contracts
Schedule 3.11	-	Financial Statements
Schedule 3.13	-	Real Property
Schedule 3.14(a)	-	Intellectual Property
Schedule 3.16	-	Insurance
Schedule 3.17	-	Tax Matters
Schedule 3.19(b)	-	Remediation Notices
Schedule 3.19(c)	-	Environmental Claims
Schedule 3.20(a)	-	Collective Bargaining Agreements
Schedule 3.21	-	No Adverse Change
Schedule 3.22(c)	-	EMES Employee Benefit Plans
Schedule 3.22(l)	-	Business Employee Data List
Schedule 3.23	-	Bank Accounts
Schedule 3.24	-	Affiliate Transactions
Schedule 3.25	-	Material Permits
Schedule 3.28	-	Condition of Major Components
Schedule 5.1	-	Operation of Business
Schedule 6.5	-	Payoff Letters/Indebtedness
Schedule 10.25(a)	-	Birmingham Hydrotreater Construction Budget and Construction Schedule

AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

This AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of August 31, 2016, between Susser Petroleum Operating Company LLC, a Delaware limited liability company (“Buyer”), and, solely for purposes of Section 10.23, Sunoco LP, a Delaware limited partnership (the “Buyer Parent Guarantor”), and Emerge Energy Services Operating LLC, a Delaware limited liability company (“Seller”) and solely for purpose of Section 10.24, Emerge Energy Services LP, a Delaware limited partnership (the “Seller Parent Guarantor”).

RECITALS

WHEREAS, Seller owns 100% of the issued and outstanding limited liability company interests (the “Interests”) in Direct Fuels LLC, a Delaware limited liability company (“Direct Fuels”), Allied Energy Company LLC, an Alabama limited liability company (“AEC”), and Emerge Energy Distributors Inc., a Delaware corporation (“EEDI” and, along with Direct Fuels and AEC, each a “Company” and, together, the “Companies”);

WHEREAS, the parties hereto entered into that certain Purchase and Sale Agreement, dated as of June 23, 2015 (the “Original Agreement”), pursuant to which Buyer agreed to purchase from Seller all of the Interests upon the terms and subject to the conditions set forth therein;

WHEREAS, Seller and Buyer desire to amend and restate the terms of the Original Agreement as set forth herein; and

WHEREAS, this Agreement amends, restates and supersedes the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:

“Accrued PTO” shall have the meaning given in Section 10.4(c)(v).

“Action” means any action, claim, suit or proceeding by or before any court, arbitrator, mediator or other Governmental Authority.

“AEC” shall have the meaning given in the recitals to this Agreement.

“AEC Subsidiary” shall mean Allied Renewable Energy LLC, a Delaware limited liability company and wholly owned subsidiary of AEC.

“Affiliate” shall mean, as to any Person, any other Person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.  For purposes hereof, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of equity interests, by contract or otherwise.

“Agreement” shall have the meaning given in the preamble to this Agreement.

“Assumed PTO” shall have the meaning given in Section 10.4(c)(v).

“Birmingham Hydrotreater” shall mean that certain Hydrotreater and associated components that Seller and/or any of the Companies are presently constructing at 2511 28th Street SW, Birmingham, AL 35211.

“Birmingham Hydrotreater Construction Plans and Schedules” shall mean all construction and installation plans, engineering drawings and specifications, construction budgets and construction schedules for the Birmingham Hydrotreater, including the construction budget and construction schedule included on Schedule 10.25(a). For the avoidance of doubt, the Updated HT Budget shall be deemed to be part of the Birmingham Hydrotreater Construction Plans and Schedules from and after the date the Updated HT Budget is delivered to Buyer in accordance with Section 2.4.

“Business Day” shall mean each day other than a Saturday, Sunday or other day on which banks in Dallas, Texas are not required by Law to be open.

“Business Employee” shall mean each employee of Seller who provides services to the Business Operations on a full time or principal basis and is listed on Schedule 3.22(l) (as may be revised by Seller in accordance with Section 10.4(a)).

“Business Operations” shall mean all operations of the Companies and the AEC Subsidiary with regard to the transmix, storage, distribution, wholesaling and disposal of ethanol, gasoline, diesel and other Petroleum Products including, without limitation, all distilling services, reclamation services, hydro-treating, terminaling and storage services, biodiesel blending, gasoline additive services, vapor recovery and transportation services (including pipeline and trucking) of ethanol and Petroleum Products on, from and at the Real Properties, and any ancillary activities performed by the Companies and/or the AEC Subsidiary in support thereof, such as, but not limited to, the arrangement, shipment, generation, transportation, storage, treatment, emission, discharge,  disposal or any Release of Hazardous Materials or Petroleum Products associated therewith.

“Buyer” shall have the meaning given in the preamble to this Agreement.

“Buyer 401(k) Plan” shall have the meaning given in Section 10.4(c)(iv).

“Buyer Indemnified Parties” shall have the meaning given in Section 8.1(a).

“Buyer Parent Guarantor” shall have the meaning given in the preamble to this Agreement.

“Cap” shall have the meaning given in Section 8.1(d).

“Closing” shall mean the meeting of the parties to this Agreement (whether in person or by teleconference or other electronic means) to consummate the transactions contemplated hereby to be held at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, TX 77002, or at such other time and place as the parties may mutually agree in writing.  The Closing shall be effective for Tax, accounting and all other purposes as of the Effective Time.

“Closing Date” shall mean the date on which the parties hereto consummate the transactions contemplated hereby, with such date occurring on the third Business Day after satisfaction and fulfillment or, if permissible pursuant to the terms hereof, waiver of the conditions set forth in Articles VI and VII (other than those to be satisfied simultaneously at Closing), or such other date as the parties may mutually agree in writing.

“Closing Statement” shall have the meaning given in Section 2.3(b).

“COBRA” shall have the meaning given in Section 3.22(h).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” and “Companies” shall have the meaning given in the preamble to this Agreement.

“Company Employee Benefit Plan” shall mean (i) any “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) any bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) any severance, change in control, employment, consulting, retirement, retention or termination plan, program, agreement, policy or arrangement or (iv) other compensation or benefit plan, program, agreement, policy, practice, contract, arrangement or other obligation, whether or not in writing and whether or not subject to ERISA, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Companies, the AEC Subsidiary or any of its or their Subsidiaries (A) for the benefit of any current or former director, officer, employee or independent contractor of the Companies and the AEC Subsidiary, and that are sponsored or maintained by the Companies, the AEC Subsidiary, and/or any of its Subsidiaries or (B) under which the Companies, the AEC Subsidiary, and/or any of its or their Subsidiaries had or have any present or future liability, other than any (x) Multiemployer Plan or (y) plan, program, policy or arrangement mandated by applicable Law.

“Company Required Consents” shall have the meaning given in Section 3.4.

“Company’s Intellectual Property” shall have the meaning given in Section 3.14(a).

“Continuing Employee” shall have the meaning given in Section 10.4(a).

“Contracts” shall have the meaning given in Section 3.10(a).

“CPA Firm” shall have the meaning given in Section 2.3(c).

“Deductible” shall have the meaning given in Section 8.1(d).

“Direct Fuels” shall have the meaning given in the recitals to this Agreement.

“Dispute” shall mean any and all claims, disputes, controversies or other matters in question arising out of or relating to this Agreement.

“DOJ” shall have the meaning given in Section 5.3(b).

“EEDI” shall have the meaning given in the recitals to this Agreement.

“Effective Time” shall mean 12:01 a.m. Dallas, Texas time, on the Closing Date.

“EMES Employee Benefit Plan” shall mean (i) any “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) any bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) any severance, change in control, employment, consulting, retirement, retention or termination plan, program, agreement, policy or arrangement or (iv) any other compensation or benefit plan, program, agreement, policy, practice, contract, arrangement or other obligation, whether or not in writing and whether or not subject to ERISA, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the by the Seller Parent Guarantor, or with respect to which the Seller Parent Guarantor has any liability for the benefit of any current or former officer or employee of the Companies and the AEC Subsidiary or under which any current or former officer or employee of the Companies and the AEC Subsidiary has any present or future right to benefits, whether funded or unfunded, insured or self-insured.

“End Date” shall have the meaning given in Section 9.1(a).

“Environmental Claim” shall have the meaning given in Section 3.19(a)(i).

“Environmental Condition” shall have the meaning given in Section 3.19(a)(ii).

“Environmental Insurance Policy” shall have the meaning given in Section 8.1(c).

“Environmental Insurer” shall have the meaning given in Section 8.1(c).

“Environmental Laws” shall have the meaning given in Section 3.19(a)(iii).

“Environmental Liability” shall have the meaning given in Section 3.19(a)(iv).

“Environmental Noncompliance” shall have the meaning given in Section 3.19(a)(v).

“Environmental Reports” shall have the meaning given in Section 3.19(f).

“Environmental Representations” shall mean the representations and warranties set forth in Section 3.19 (“Environmental”).

“EPA” shall have the meaning given in Section 10.26(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” shall mean any entity that, together with the Companies or the AEC Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” has the meaning set forth in Section 2.2(b)(ii).

“Escrow Agreement” has the meaning set forth in Section 2.2(b)(ii).

“Escrow Term” has the meaning set forth in Section 8.4(a).

“Estimated Balance Sheet” shall mean the estimated unaudited consolidated balance sheet of the Companies as of the Effective Time, to be prepared and delivered in accordance with Section 2.3(a).

“Estimated Net Working Capital” shall mean the amount that is the difference between (i) the current assets of the Companies as of the Effective Time, as reflected on the Estimated Balance Sheet, and (ii) the current liabilities of the Companies as of the Effective Time, as reflected on the Estimated Balance Sheet (excluding any amounts that are otherwise deducted from the Purchase Price prior to the payment to Seller pursuant to Section 2.2(b)(iii)).

“Existing Counsel” shall have the meaning given in Section 10.7.

“Facilities” shall mean all material buildings and improvements on the Real Property used by the Companies and the AEC Subsidiary in the Business Operations.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and any rules, regulations and guidance thereunder.

“Final Balance Sheet” shall mean the unaudited consolidated balance sheet of the Companies as of the Effective Time, to be prepared and delivered in accordance with Section 2.3(b).

“Final Closing Statement” shall have the meaning given in Section 2.3(c).

“Final Net Working Capital” shall mean the amount that is the difference between (i) the current assets of the Companies as of the Effective Time, as reflected on the Final Balance Sheet, and (ii) the current liabilities of the Companies as of the Effective Time, as reflected on the Final Balance Sheet (excluding any amounts that are otherwise deducted from the Purchase Price prior to the payment to Seller pursuant to Section 2.2(b)(iii)).

“Financial Statements” shall have the meaning given in Section 3.11.

“FTC” shall have the meaning given in Section 5.3(b).

“Fundamental Representations” shall mean the representations and warranties set forth in Section 3.1 (Organization), Section 3.2, Section 3.5 (Title to the Interests), Section 3.7 (Capitalization), Section 3.8 (Subsidiaries) and Section 3.26 (Fees and Expenses of Brokers).

“GAAP” shall mean United States generally accepted accounting principles as in effect at the time of the preparation of the subject financial statement.

“General Escrow Amount” has the meaning set forth in Section 2.2(b)(ii).

“General Escrow Termination Date” shall mean the date that is 54 months from the Closing Date.

“Good Working Condition” as to any Major Component located on the Real Property or used in the Business Operations, shall mean operating as designed and engineered and in compliance with applicable Law, in all material respects, and with there not being any material damage, defect or deterioration to the item, ordinary wear and tear excepted.

“Governmental Authority” shall mean any domestic or foreign court, arbitral body, administrative or governmental body, department, commission, board, agency or instrumentality, legislative, executive or regulatory authority or agency.

“Governmental Authorization” shall mean any consent, license, registration or permit issued or granted by any Governmental Authority or pursuant to any Law.

“Hazardous Materials” shall have the meaning given in Section 3.19(a)(vi).

“Hydrotreater” shall mean an HDS unit and any other equipment utilized in a catalytic chemical process to remove sulfur from Petroleum Products, including, without limitation, gasoline and diesel fuel.

“Hydrotreater Completion Defect” has the meaning set forth in Section 10.25(a).

“Hydrotreater Escrow Account” has the meaning set forth in Section 2.2(b)(iii).

“Hydrotreater Escrow Amount” has the meaning set forth in Section 2.2(b)(iii).

“Hydrotreater Escrow Term” shall mean the period beginning on the Substantial Completion Date through and including the Hydrotreater Escrow Termination Date.

“Hydrotreater Escrow Termination Date” shall mean the date that is sixty (60) days after the Substantial Completion Date.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” shall mean (i) any indebtedness of the Companies or the AEC Subsidiary for borrowed money, (ii) any indebtedness of the Companies or the AEC Subsidiary evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which the

Companies or the AEC Subsidiary assures a lender against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness for borrowed money guaranteed by the Companies or the AEC Subsidiary (including guarantees in the form of an agreement to repurchase or reimburse), (v) any liabilities or obligations under capitalized leases with respect to which either of the Companies or the AEC Subsidiary is liable, contingently or otherwise, as obligor, guarantor or otherwise or with respect to such capitalized leases either of the Companies or the AEC Subsidiary assures a lessor against loss, and (vi) any indebtedness for borrowed money secured by a Lien on the assets of the Companies or the AEC Subsidiary; provided, however, that notwithstanding any other provision of this Agreement, Indebtedness shall not include any of the liabilities or obligations of the Companies or the AEC Subsidiary under, pursuant to or in connection with (a) the equipment leases listed on Schedule 3.10, (b) the Leases listed on Schedule 3.13, (c) any affiliate guarantee by the Companies or the AEC Subsidiary of any third party trade obligations of the Companies or the AEC Subsidiary entered into in the ordinary course of business, and (d) any indebtedness of the Companies or the AEC Subsidiary for money borrowed from the Companies or the AEC Subsidiary.  For clarification, the parties hereto agree that any warranty claims against the Companies or the AEC Subsidiary, whether known or unknown, shall not be deemed to be “Indebtedness.”

“Indemnification General Escrow Account” has the meaning set forth in Section 2.2(b)(ii).

“Indemnification Termination Date” shall mean the date that is 15 months from the Closing Date.

“Indemnified Officers and Directors” shall have the meaning given in Section 10.3.

“Indemnified Party” shall have the meaning given in Section 8.3(a).

“Indemnifying Party” shall have the meaning given in Section 8.3(a).

“Independent Inspector” shall mean an independent engineering and inspection consultant selected by Buyer and reasonably acceptable to Seller.

“Intellectual Property” shall mean (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names and logos, and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (in both source code and object code form), data, databases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data and copyrightable works), (vii) internet domain names and web sites and (viii) registrations and applications for any of the foregoing.

“Interests” shall have the meaning given in the recitals to this Agreement.

“IRS” shall mean the Internal Revenue Service of the United States.

“Key Employee” shall mean each of Terry Nevels and Bart Rice.

“Knowledge” shall mean: (i) with respect to Seller, the Companies and/or the AEC Subsidiary, the actual knowledge of each of the following individuals: Bart Rice, Terry Nevels, Scott Lambert and Brock McIntire; and (ii) with respect to Buyer, the actual knowledge of each of the following individuals: Joseph Kim, Arnold Dodderer and Karl Fails.

“Latest Balance Sheet” shall have the meaning given in Section 3.11.

“Law” shall mean any federal, state, municipal or local statute, law (including common law), order, judgment, rule, code, regulation, decree or ordinance of any Governmental Authority.

“Lease” or “Leases” shall have the meaning given in Section 3.13(c).

“Leased Real Property” shall mean all of the Companies’ and the AEC Subsidiary’s right, title and interest in all Leases, pursuant to which one of the Companies or the AEC Subsidiary holds a leasehold or subleasehold estate in, or are granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property.

“Liens” shall mean any lien, mortgage, deed of trust, security agreement, security interest, Tax lien, attachment, levy, charge, pledge, conditional sale or title retention arrangement, whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise.

“Losses” shall have the meaning given in Section 8.1(a).

“Major Component” means all material Facilities, fixtures, equipment and improvements located on any Real Property and used in the Business Operations, and includes any item that applicable Law requires meet any mandatory fire, safety, or other codes or Laws, regardless of their use in the Business Operations.  Major Components shall include, but not be limited, to the following: (i) all currently installed pipes, pumps, valves, meters and vapor controls, (ii) all electrical equipment, (iii) all processing units (including, without limitation, Hydrotreaters, floating roofs, and vapor recovery and other heater equipment), truck racks and loading racks, (iv) all automobiles, cranes, vans, trucks, tractors, trailers, bobtails, forklifts and similar motorized vehicles, (v) all computer systems, (vi) all above ground and underground tankage and related containment systems and dikes, and associated piping, cathodic protection, and release detection and monitoring systems and (vii) and all buildings, garages, HVAC systems and security systems.

“Material Adverse Effect” shall mean any material adverse effect on the Business Operations, results of operations or financial condition of the Companies and the AEC Subsidiary, taken as a whole, other than any material adverse effect resulting from an event, change, fact, circumstance or condition arising out of or relating to (i) any general market, economic, financial, labor or political conditions in the United States or any other country in which the Companies or the AEC Subsidiary operate; (ii) the industry or industries generally engaged in the businesses of petroleum and fuel processing, transmix distillation and wholesale distribution of ethanol and petroleum-based refined and transmix products; (iii) the announcement of this Agreement and/or the announcement of any of the transactions contemplated hereunder, the fulfillment of the parties’ obligations hereunder or the consummation of the transactions contemplated by this Agreement (including, without limitation, the loss of, or adverse change in, the relationship of one of the Companies or the AEC Subsidiary with their customers, suppliers and employees); (iv) any outbreak or escalation of hostilities or act of terrorism involving, or any declaration of war by or against, the United States or any other country in which the Companies or the AEC Subsidiary operate; (v) earthquakes, hurricanes, tornadoes, floods, epidemics or other natural disasters; (vi) changes in applicable Laws; or (vii) changes in, or in the application of, GAAP.

“Material Contracts” shall have the meaning given in Section 3.10(a).

“Material Permits” shall have the meaning given in Section 3.25.

“Mr. Rice” shall mean Gregory Barton Rice, as Personal Representative of the Estate of Willie Clayton Rice, Deceased (Probate Case No. 2016229338, Jefferson County, Alabama), and Gregory Barton Rice, as Trustee of the Family Trust created under the Will of Margie B. Rice, Deceased (Probate Case No. 162590, Jefferson County, Alabama).

“Objection” shall have the meaning given in Section 2.3(c).

“Original Agreement” shall have the meaning given in the recitals to this Agreement.

“Owned Real Property” shall have the meaning given in Section 3.13(a).

“Permits” means any permits, approvals or authorizations by, or registrations or filings with, any Governmental Authority.

“Permitted Liens” shall mean (i) Liens for Taxes, assessments, water and sewer rents and other governmental charges not yet due and payable, (ii) Liens being contested in good faith by appropriate proceedings, and for which reserves under GAAP have reasonably been made (iii) Liens that are (A) instruments recorded in the applicable land records constituting easements, quasi-easements, licenses, covenants, restrictions, rights of way, utility agreements and other similar encumbrances that do not materially impair the current Business Operations or occupancy or present a material risk of future interference with the current Business Operations or occupancy or present a material risk of a future interference with reasonably foreseeable Business Operations or occupancy, (B) matters shown on a current ALTA/ACSM survey of any Real Property with all Table A requirements shown thereon that do not materially impair the current Business Operations foreseeable Business Operations or occupancy or (C) zoning, building, land use and other similar restrictions applicable to the Real Property, that do not materially impair the current Business Operations or occupancy or present a material risk of future interference with the current Business Operations or occupancy or present a material risk of a future interference with reasonably foreseeable Business Operations or occupancy, (iv) inchoate lessor’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business, (v)  Liens for which there are adequate reserves on the financial statements of the applicable Persons and Buyer shall reasonably determine, (vi) statutory Liens or Liens arising by operation of Law in favor of landlords for amounts not yet due and payable under any Leases, and all matters, exclusions, limitations, obligations, conditions, exceptions, and disclaimers, if any, reflected in the Leases, and (vii) those Liens that are specifically listed on Schedule I.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated entity, other legal entity or Governmental Authority.

“Petroleum Products” shall have the meaning given in Section 3.19(a)(vii).

“Pipeline Release” shall have the meaning given in Section 8.1(a)(iv).

“Pipeline Release Escrow Amount” shall have the meaning given in Section 2.2(b)(v).

“Pipeline Release Escrow Account” shall have the meaning given in Section 2.2(b)(v).

“Pre-Closing Environmental Liabilities” shall have the meaning given in Section 8.1(a)(iii).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Privileged Environmental Reports” shall have the meaning given in Section 3.19(f).

“Purchase Price” shall mean an amount equal to $167,736,000 less the Assumed PTO, plus the Purchased Real Property Contribution, and as may be adjusted pursuant to Sections 2.3 and 2.4.

“Purchased Real Property” shall mean the property located at 2511 28th Street SW, Birmingham, Alabama, owned by Mr. Rice.

“Purchased Real Property Contribution” shall mean the amount of $590,000 which constitutes Buyer’s contribution towards AEC’s payment of the Purchased Real Property from Mr. Rice under the Real Estate Purchase Agreement.

“Qualified Insurance Proceeds” shall have the meaning given in Section 8.4(b).

“Real Estate Purchase Agreement” shall have the meaning given in Section 6.6.

“Real Property” shall mean all of the Purchased Real Property, Owned Real Property and Leased Real Property.

“Release” shall have the meaning given in Section 3.19(a)(viii).

“Remediate,” “Remediation,” or “Remediation Activities” shall have the meaning given in Section 3.19(a)(ix).

“Review Period” shall have the meaning given in Section 2.3(c).

“Requesting Party” shall have the meaning given in Section 5.8.

“RFS” shall have the meaning given in Section 10.26(a).

“RFS Escrow Account” shall have the meaning given in Section 2.2(b)(iv).

“RFS Escrow Amount” shall have the meaning given in Section 2.2(b)(iv).

“RFS Escrow Termination Date” shall mean the earlier of (i) the date on which the RFS Escrow Amount has been fully distributed to Seller and/or the Purchaser in accordance with the requirements of Section 10.26 and (ii) the date that is four (4) months from the Closing Date.

“RFS Violation” shall have the meaning given in Section 10.26(a).

“RIN Audit” shall have the meaning given in Section 10.26(a).

“Second Request” shall have the meaning given in Section 5.3(b).

“Seller” shall have the meaning given in the preamble to this Agreement.

“Seller 401(k) Plan” shall have the meaning given in Section 10.4(c)(iv).

“Seller Indemnified Parties” shall have the meaning given in Section 8.2(a).

“Seller Parent Guarantor” shall have the meaning given in the preamble to this Agreement.

“Service Provider” shall have the meaning given in Section 5.8.

“Specification Condition” as to any specified existing or substantially constructed improvement, fixture or equipment located on the Real Property or used in the Business Operations, shall mean operating as designed and engineered (including, without limitation and where applicable, producing product in accordance with the lesser of (a) 90% of the item’s original engineered production rate, budget and accompanying engineering specifications and (b) the item’s presently engineered production rate, budget and accompanying specifications) and in compliance, in all material respects, with all applicable Law, and with there not being any material damage, defect or deterioration to the item.  As to any specified improvement, fixture or equipment being constructed or installed on the Real Property as of the date of this Agreement for use in the Business Operations, the term “Specification Condition” shall mean (a) such construction/installation being in accordance with all of the item’s engineering specifications and applicable construction/installation plans, (b) such construction/installation being on time under the applicable construction/installation schedule for the item, (c) such construction/installation being on budget in accordance with all applicable budgets for the item (and, with respect to the items being constructed/installed at the Birmingham Hydrotreater, with only, as of August 31, 2016, $6,338,000 of installation/construction expenses left to be incurred to substantially complete the construction and installation of all such items as of the Closing Date), and (d) such item, when substantially constructed/installed, shall be capable of being operated in ordinary course of business as it is designed and engineered (including, without limitation and where applicable, producing product in accordance with the item’s engineered production rate, budget and accompanying specifications) and in compliance, in all material respects, with all applicable Law, and with there not being any material damage, defect or deterioration to the item.

“Straddle Period” shall mean any Tax period beginning before or on and ending after the Closing Date.

“Subsidiaries” and “Subsidiary” shall mean each entity in which at least 50% of such entity’s equity is owned, directly or indirectly, by one of the Companies.

“Substantial Completion Date” shall mean the date on which the construction, installation, utility connection and start-up testing of the Birmingham Hydrotreater has been substantially completed and has been determined by the Independent Inspector to be capable of producing product conforming to the specifications set forth in the Birmingham Hydrotreater Construction Plans and Schedules and any applicable Governmental Authorizations and Laws.

“Tail Policy” shall have the meaning given in Section 10.3.

“Target Net Working Capital” shall mean $12,500,000.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Authority, including any interest or penalties which may be imposed with respect thereto.

“Tax Return” shall mean any report, return, information return or other information (including any attachments thereto and amendments thereof) required to be supplied to a taxing authority in connection with Taxes.

“Third Party Claim” shall have the meaning given in Section 8.3(a).

“Transaction Expenses Amount” shall have the meaning given in Section 2.2(a)(i).

“Unresolved Insurance Claim” shall have the meaning given in Section 8.1(d).

“Updated HT Budget” shall have the meaning given in Section 2.4.

“WARN Act” shall have the meaning given in Section 10.4(a).

ARTICLE II
PURCHASE AND SALE

2.1.          Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and in consideration of the Purchase Price to be paid by Buyer to Seller, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of the Interests, free and clear of all Liens.  In addition, at the Closing, Seller shall deliver, or cause to be delivered, to Buyer those deliveries required to be made at or prior to the Closing pursuant to Section 6.5 hereof, and Buyer shall deliver, or cause to be delivered, to Seller those deliveries required to be made at or prior to the Closing pursuant to Section 7.4 hereof.

2.2.          Payment of Purchase Price; Escrow Amounts.

(a)                                 At least one (1) Business Day prior to the Closing Date, the Companies shall deliver to Buyer the following schedules:

(i)                                     Schedule 2.2(a)(i) shall set forth each Person to whom fees, costs and expenses are owed by or on behalf of the Companies and the AEC Subsidiary or Seller solely in connection with or as a result of the transactions contemplated by this Agreement, and the aggregate amount of cash required to pay and discharge in full on the Closing Date such fees, costs and expenses (such aggregate amount, the “Transaction Expenses Amount”); and

(ii)                                  Schedule 2.2(a)(ii) shall set forth Seller’s wire transfer instructions.

(b)                                 At the Closing, Buyer shall pay or cause to be paid the Transaction Expenses Amount, the Purchase Price, the General Escrow Amount, the Hydrotreater Escrow Amount and the RFS Escrow Amount as follows:

(i)                                     On behalf of the Companies, Buyer shall deduct from the Purchase Price otherwise payable to Seller at Closing and pay or cause to be paid to each Person identified on Schedule 2.2(a)(i), by wire transfer of immediately available funds to an account designated by such Person on Schedule 2.2(a)(i), the portion of the Transaction Expenses Amount set forth beside such Person’s name on Schedule 2.2(a)(i).

(ii)                                  Buyer shall deduct from the Purchase Price otherwise payable to Seller at Closing $7,000,000 (the “General Escrow Amount”), which Buyer shall deposit into an escrow account (the “Indemnification General Escrow Account”) established pursuant to the terms of an escrow agreement to be entered into at Closing among Seller, Buyer and an escrow agent to be mutually agreed upon by Seller and Buyer (the “Escrow Agent”), in a form reasonably acceptable to both Seller and Buyer (the “Escrow Agreement”), in order to support Seller’s indemnification obligations under Article VIII. The General Escrow Amount, plus any accrued interest thereon, shall be distributed in accordance with the terms of Section 8.4.

(iii)                               Buyer shall deduct from the Purchase Price otherwise payable to Seller at Closing $4,000,000 (the “Hydrotreater Escrow Amount”), which Buyer shall deposit into an escrow account (the “Hydrotreater Escrow Account”) established pursuant to the terms of the Escrow Agreement. The Hydrotreater Escrow Amount, plus any accrued interest thereon, shall be distributed in accordance with the terms of Section 10.25.

(iv)                              Buyer shall deduct from the Purchase Price otherwise payable to Seller at Closing $2,250,000 (the “RFS Escrow Amount”), which Buyer shall deposit into an escrow account (the “RFS Escrow Account”) established pursuant to the terms of the Escrow Agreement. The RFS Escrow Amount, plus any accrued interest thereon, shall be distributed in accordance with the terms of Section 10.26.

(v)                                 Buyer shall deduct from the Purchase Price otherwise payable to Seller at Closing $1,000,000 (the “Pipeline Release Escrow Amount”), which Buyer shall deposit into an escrow account (the “Pipeline Release Escrow Account”) established pursuant to the terms of the Escrow Agreement. The RFS Escrow Amount, plus any accrued interest thereon, shall be distributed in accordance with the terms of Section 10.27.

(vi)                              After making the payments described in Sections 2.2(b)(i), 2.2(b)(i)(ii), 2.2(b)(i)(iii), 2.2(b)(iv) and 2.2(b)(v) above, Buyer shall pay or cause to be paid to Seller, by wire transfer of immediately available funds to the account(s) designated by Seller on Schedule 2.2(a)(ii), the balance of the Purchase Price (as adjusted pursuant to Sections 2.3 and 2.4).

(vii)                           Seller Parent Guarantor shall indemnify Buyer and the Companies to the extent that amounts are owed after Closing for any unpaid Transaction Expense Amounts.

2.3.                            Working Capital Adjustment.

(a)                                 At least three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a draft Estimated Balance Sheet, which shall be prepared in good faith and in accordance with the Accounting Principles set forth on Schedule 2.3(a), and a statement setting forth in reasonable detail Seller’s calculation of the Estimated Net Working Capital based upon the draft Estimated Balance Sheet.  To the extent the Estimated Net Working Capital exceeds the Target Net Working Capital, then the portion of the Purchase Price paid by Buyer to Seller at Closing pursuant to Section 2.2(b)(iii) shall be increased by the amount of such excess.  To the extent the Estimated Net Working Capital is less than the Target Net Working Capital, then the portion of the Purchase Price paid by Buyer to Seller at Closing pursuant to Section 2.2(b)(iii) shall be reduced by the amount of such shortfall.

(b)                                 Within forty-five (45) days following the Closing Date, Buyer shall prepare and deliver to Seller a draft Final Balance Sheet, which shall be prepared in good faith and in accordance with the Accounting Principles set forth on Schedule 2.3(a), and a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s calculation of the Final Net Working Capital based upon the draft Final Balance Sheet.

(c)                                  Following its receipt from Buyer of the draft Final Balance Sheet and the Closing Statement, Seller shall have thirty (30) days to review the draft Final Balance Sheet and the Closing Statement (and Seller shall have the right to (i) examine all accounting records, including work papers and financial records used or generated in connection with the preparation of the draft Final Balance Sheet and the Closing

Statement and such other documents as Seller may reasonably request in connection with its review of the draft Final Balance Sheet and the Closing Statement and (ii) have access to all Facilities and all employees and agents of Buyer, the Companies and the AEC Subsidiary as Seller may reasonably request in connection with its review of the draft Final Balance Sheet and the Closing Statement) and to inform Buyer in writing of any disagreement that it may have with the draft Final Balance Sheet and the Closing Statement, which objection shall, to the extent practicable, specify in reasonable detail Seller’s disagreement with the draft Final Balance Sheet and the Closing Statement (the “Objection”).  If Buyer does not receive the Objection within such thirty (30) day period, the draft Final Balance Sheet and the amount of the Final Net Working Capital set forth on the Closing Statement shall be deemed to have been accepted by Seller and shall become binding upon Seller, and the calculation of the Final Net Working Capital on the Closing Statement shall be the Final Net Working Capital.  If Seller timely delivers an Objection to Buyer, Buyer shall then have ten (10) Business Days from the date of receipt of such Objection (the “Review Period”) to review and respond to the Objection in writing (and Buyer shall have the right to examine the work papers and financial records used or generated in connection with the preparation of the Objection and such other documents as Buyer may reasonably request in connection with its review of the Objection); provided, however, that Buyer’s response to any Objection shall be limited to those specific disagreements listed in the Objection.  If Seller does not receive a written response from Buyer within such ten (10) Business Day period, the draft Final Balance Sheet and the amount of the Final Net Working Capital set forth in the Objection shall be deemed to have been accepted by Buyer and shall become binding upon Buyer, and the calculation of the Final Net Working Capital contained in the Objection shall be the Final Net Working Capital.  If Buyer does timely deliver a written response within such ten (10) Business Day period, Buyer and Seller shall attempt in good faith to resolve any disagreements with respect to the Final Balance Sheet and the determination of the Final Net Working Capital.  If they are unable to resolve all of their disagreements with respect to the Final Balance Sheet and/or the determination of the Final Net Working Capital within twenty (20) days following the expiration of Buyer’s Review Period, Buyer and Seller shall promptly refer the dispute to a certified public accounting firm reasonably acceptable to both Seller and Buyer (the “CPA Firm”), which shall resolve such disagreements.  In the event that Buyer and Seller cannot mutually agree on a certified public accounting firm within thirty (30) days following the expiration of Buyer’s Review Period, each of Buyer and Seller shall select a certified public accounting firm, and such two certified public accounting firms shall mutually select a third certified public accounting firm to serve as the CPA Firm within ten (10) days thereafter. Buyer and Seller shall direct the CPA Firm to use its reasonable best efforts to render its determination within forty-five (45) days after the dispute is first submitted to the CPA Firm.  The CPA Firm’s determination shall be conclusive and binding upon Buyer and Seller.  Buyer and Seller shall make readily available to the CPA Firm all relevant books and records relating to the Closing Statement and all other items reasonably requested by the CPA Firm.  Nothing in this Section 2.3(c) shall be construed to authorize or permit the CPA Firm to resolve any differences among Buyer and Seller other than those unresolved disagreements listed in the Objection, and the CPA Firm shall not be authorized or permitted to do so.  In resolving any disagreements, the CPA Firm shall be bound by the provisions of this Section 2.3 and may not assign a value to any item greater than the greatest value for such item claimed by either Buyer or Seller or less than the smallest value for such item claimed by either Buyer or Seller.  The Final Balance Sheet and the Final Net Working Capital as determined by the CPA Firm shall be the Final Balance Sheet and the Final Net Working Capital.  The Closing Statement as agreed to (or deemed to be agreed to) by Buyer and Seller or as determined by the CPA Firm shall be referred to as the “Final Closing Statement.”

(d)                                 To the extent that the Final Net Working Capital on the Final Closing Statement exceeds the Estimated Net Working Capital, then Buyer shall pay, within two (2) Business Days of the determination of the Final Net Working Capital as provided in Section 2.3(c), to Seller in cash, by wire transfer of immediately available funds to the account(s) designated by Seller in writing, the amount of such excess.  To the extent that the Final Net Working Capital reflected on the Final Closing Statement is less than the Estimated Net Working Capital, then Seller shall pay, within two (2) Business Days of the determination of the Final Net Working Capital as provided in Section 2.3(c), to Buyer in cash, by wire transfer of immediately available funds to the account designated by Buyer in writing, the amount of such shortfall.

(e)                                  If any unresolved objections are submitted to the CPA Firm for resolution as provided above, the fees and expenses of the CPA Firm shall be allocated between Buyer, on the one hand, and Seller, on the other hand, based upon the relationship the contested amount not awarded to each party bears to the amount actually contested by such party.  For example, if Buyer claims that the appropriate adjustments are $1,000 greater than the amount determined by Seller, and if the CPA Firm ultimately resolves such claim by awarding to Buyer $300 of the $1,000 contested, then the fees, costs and expenses of the CPA Firm will be allocated 70% to Buyer and 30% to Seller.

(f)                                   Any payments due under this Section 2.3 shall bear interest from the Closing Date to the date of actual payment at a rate equal to the “prime rate” adjusted on a daily basis as published from time to time in The Wall Street Journal.

(g)                                  Notwithstanding any provision set forth in this Section 2.3 or elsewhere in this Agreement to the contrary, there is no general agreement among the parties to submit disputes under this Agreement to arbitration.  For the avoidance of doubt, all matters contemplated by the draft Final Balance Sheet, the draft Closing Statement, Buyer’s calculation of the Final Net Working Capital, any Objection thereto, Buyer’s response to any such Objection, the determination of the Final Balance Sheet, Final Net Working Capital, the Final Closing Statement and any matters reasonably related thereto or which are reflected in the Financial Statements that are resolved pursuant to this Section 2.3 shall be deemed to be fully and finally settled and resolved and shall not be subject to indemnification pursuant to Article VIII hereof, provided, however that if such matters did, or would have been deemed to, result from a breach by Buyer, Seller or the Companies of this Agreement, each of the parties hereto reserves their rights under this Agreement, on behalf of itself, the Buyer Indemnified Parties and the Seller Indemnified Parties, to seek indemnification for such claims for Losses with respect to any such otherwise resolved claim.

2.4.                            Hydrotreater Adjustment. On the third Business Day prior to the Closing Date, Seller shall deliver to Buyer an updated Schedule 10.25(a), which shall be prepared by Seller in good faith, setting forth an updated construction budget and construction/start-up schedule for the Birmingham Hydrotreater and reflecting any remaining actions, testing or notifications required for the completion of the Birmingham Hydrotreater under applicable Governmental Authorizations or Laws (the “Updated HT Budget”).  To the extent the estimated remaining costs to complete the Birmingham Hydrotreater as of the Closing Date reflected in the Updated HT Budget for such Closing Date exceed the amount set forth on the Original Agreement’s Schedule 10.25(a) for such Closing Date, then the portion of the Purchase Price paid by Buyer to Seller at Closing pursuant to Section 2.2(b)(iii) shall be reduced by the amount of such excess.  To the extent the estimated remaining costs to complete the Birmingham Hydrotreater as of the Closing Date reflected in the Updated HT Budget for such Closing Date are less than the amount set forth on the Original Agreement’s Schedule 10.25(a) for such Closing Date, then the portion of the Purchase Price paid by Buyer to Seller at Closing pursuant to Section 2.2(b)(iii) shall be increased by the amount of such difference.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1.          Organization.  Seller (a) is duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has the necessary entity power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held, except where the failure thereof would not reasonably be expected to have a material effect on its ability to consummate the transactions contemplated hereby, and (c) is duly qualified or licensed to transact business as a foreign entity, and is in good standing, in each jurisdiction where the failure to be so qualified would reasonably be expected to have a material effect on its ability to consummate the transactions contemplated hereby. Each of Direct Fuels and AEC (i) is a limited liability company validly existing under the Laws of the State of Delaware or the State of Alabama, respectively, (ii) has the necessary entity power and authority to carry on its business as it is currently being conducted in all material respects and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held, and (iii) is duly qualified or licensed to transact business as a foreign entity, and is in good standing, in each material jurisdiction where it operates.  EEDI (x) is a corporation validly existing under the Laws of the State of Delaware, (y) has the necessary corporate power and authority to carry on its business as it is currently being conducted in all material respects and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held, and (z) is duly qualified or licensed to transact business as a foreign entity, and is in good standing, in each material jurisdiction where it operates.

3.2.          Authorization; Enforceability.  Seller has the necessary power and authority to execute and deliver, and to perform its obligations under, this Agreement and the other documents and instruments required hereby to which Seller is a party.  This Agreement is, and the other documents and instruments required hereby to which Seller is a party will be, when executed and delivered by Seller, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and (b) principles of equity, whether considered at law or in equity.

3.3.          No Violation or Conflict.  The execution, delivery and performance by Seller of this Agreement and all other agreements, documents and instruments required hereby to which Seller is or will be a party do not and will not conflict with or violate the organizational documents of Seller or any Law binding on Seller where in each such case such conflict or violation would reasonably be expected to have a material effect on its ability to consummate the transactions contemplated hereby. The execution, delivery and performance by each Company of all agreements, documents and instruments required by this Agreement to which such Company is or will be a party do not and will not (a) conflict with or violate (i) the organizational documents of such Company or the AEC Subsidiary, (ii) any material Law binding on such Company or the AEC Subsidiary or (iii) any Material Contract or material Governmental Authorization (other than those as to which Company Required Consents must be obtained), (b) give any party to any Material Contract any right of termination, cancellation, acceleration or modification thereunder or the right to declare a default thereunder (other than those as to which Company Required Consents must be obtained) or (c) result in the imposition of any Lien (other than a Permitted Lien) upon any of the assets of the Companies or the AEC Subsidiary.

3.4.                            No Consents.  Except for the consents specifically identified on Schedule 3.4 attached hereto (the “Company Required Consents”) and for the applicable requirements of the HSR Act, and except for notices, consents, approvals and authorizations already given or obtained or as to which the failure to give or obtain would not reasonably be expected to have a material effect on the ability of Seller, the Companies or the AEC Subsidiary to consummate the transactions contemplated hereby, no consent of any other Person, and no notice to, filing or registration with, or consent, approval or authorization of, any Governmental Authority is necessary or is required to be made or obtained by Seller, a Company or the AEC Subsidiary in connection with the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller, the Companies and the AEC Subsidiary.

3.5.                            Title to the Interests.  Seller owns good and valid title to the Interests, free and clear of any and all Liens other than Liens that will be released at Closing and restrictions on transfer that may be imposed by federal or state securities laws.  Upon Buyer’s payment of the Purchase Price in accordance with Section 2.2, Buyer will own good and valid title to Seller’s Interests, free and clear of any and all Liens, and good and valid title to Seller’s Interests, free and clear of any and all Liens, will pass to Buyer.

3.6.                            Litigation.  There is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to Seller’s Knowledge, proposed or threatened that involves Seller or any of the Real Property and that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.6, there is no material litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending, or to Seller’s Knowledge, threatened against the Companies or the AEC Subsidiary, or which otherwise affects any of the Real Property, before any Governmental Authority.  None of the Companies, the AEC Subsidiary or any of the Real Property is subject to, and none of the Companies or the AEC Subsidiary is bound by, any judgment, order or decree of any Governmental Authority.

3.7.                            Capitalization.  The Interests represent all of the issued and outstanding equity interests in the Companies and have been duly authorized and validly issued.  None of the outstanding Interests were issued in violation of, or are currently subject to, any preemptive right, right of first refusal or other similar right.  All of the outstanding Interests were offered and sold in compliance with all applicable Laws.  There are no options, warrants, option plans, equity bonus plans or other rights to subscribe for or purchase any capital stock of either of the Companies or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any capital stock of such Company, nor is such Company committed to issue any such option, warrant or other similar right.

3.8.                            Subsidiaries.  Schedule 3.8 sets forth a list of each of the Companies’ Subsidiaries.  Each Subsidiary is (a) duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization identified on Schedule 3.8, (b) has full entity power and authority to carry on its business as it is currently conducted in all material respects and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held, and (c) is duly qualified or licensed to transact business as a foreign entity, and is in good standing, in each jurisdiction where it has material operations.  Schedule 3.8 lists for each Subsidiary the amount of its authorized equity interests, the amount of its outstanding equity interests and the record owners of such equity interests.  All of the outstanding equity interests of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by such Company, or Subsidiaries wholly owned by such Company, free and clear of all Liens other than Liens that will be released at Closing.  There are no outstanding options, warrants or similar rights with respect to the equity interests of any Subsidiary.

3.9.                            Title to Assets.  Except as set forth on Schedule 3.9, the Companies and the AEC Subsidiary have good and valid title to, or a good and valid leasehold interest in or a good and valid right to use, all of their material assets (other than Real Property, which shall be governed solely by Section 3.13) free and clear of all Liens, other than Permitted Liens and Liens that will be released at Closing.

3.10.   Material Contracts.

(a)                                 Except as listed or described on Schedule 3.10 (such Contracts listed or described on Schedule 3.10 being collectively referred to as the “Material Contracts”), none of the Companies or the AEC Subsidiary is a party to or bound by any written or oral leases, agreements, or other contracts, including, without limitation, those described in (i) through (ix) inclusive below, but excluding any contracts with contingent liabilities or required aggregate future payments of $250,000 or less, Leases, Company Employee Benefit Plans, EMES Employee Benefit Plans and purchase orders entered into or issued in the ordinary course of business. Except for the Material Contracts, none of the Companies or the AEC Subsidiary is a party to:

(i)                                     any collective bargaining arrangement or other contractual agreement with any labor union;

(ii)                                  any Contract for capital expenditures or the acquisition or construction of fixed assets with contingent liabilities or requiring aggregate future payments in excess of $250,000;

(iii)                               any Contract for the purchase or sale of inventory, materials, supplies, merchandise, machinery, equipment, parts or other property, assets, or services with contingent liabilities or requiring aggregate future payments in excess of $250,000, excluding purchase orders entered into or issued in the ordinary course of business;

(iv)                              any Contract relating to Indebtedness;

(v)                                 any Contract granting any Person a Lien (other than Permitted Liens or Liens that will be released at Closing) on all or any part of the assets of the Companies or the AEC Subsidiary;

(vi)                              any Contract relating to the purchase, sale or disposal of any equity interest or other securities of the Companies or the AEC Subsidiary;

(vii)                           any Contract under which the Companies or the AEC Subsidiary is (i) a lessee or sublessee of any machinery, equipment, vehicle (including fleet equipment) or other tangible personal property or (ii) a lessor of any other personal property, in each case requiring aggregate future payments in excess of $250,000;

(viii)                        any Contract restricting or prohibiting the Companies or the AEC Subsidiary from conducting business anywhere in the United States or elsewhere in the world; and

(ix)                              any joint venture or partnership agreement.

(b)                                 The Companies have made available to Buyer a true and complete copy of each written Material Contract, and written summary of each of oral contract, including in all instances all amendments and other modifications thereto.  Except as set forth on Schedule 3.10, each Material Contract is a valid and binding obligation of each Company or AEC Subsidiary party thereto, enforceable in accordance with its terms, subject only to (i) bankruptcy, insolvency, reorganization, moratorium and other Laws affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or in equity.  Except as set forth on Schedule 3.10, each of the Material Contracts is in full force and effect. Except as set forth on Schedule 3.10, to Seller’s Knowledge, the Companies and the AEC Subsidiary have performed all material obligations required to be performed by them prior to the date hereof under the Material Contracts and are not in material breach or default thereunder nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a material breach or default.

3.11.                     Financial Statements.  Set forth on Schedule 3.11 are copies of (a) the unaudited consolidated balance sheet of the Companies and the AEC Subsidiary as of December 31, 2015 (the “Latest Balance Sheet”) and the unaudited consolidated statements of income and cash flows of the Companies and the AEC Subsidiary for the twelve month period then ended (collectively, the “Financial Statements”).  Except as set forth on Schedule 3.11, the Financial Statements are complete and correct in all material respects, have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Companies and the AEC Subsidiary as of the dates thereof and the results of operations and cash flows of the Companies and the AEC Subsidiary for the periods covered thereby.

3.12.                     Absence of Undisclosed Liabilities.  Except as set forth on Schedule 3.12, there are no material liabilities, debts or obligations of the Companies or the AEC Subsidiary of any nature except (a) as and to the extent reflected or reserved against on the Latest Balance Sheet (and that have not been discharged or paid in full since such date); (b) those incurred since the date of the Latest Balance Sheet in the ordinary course of business; (c) those that have been or will be discharged or paid in full prior to the Closing Date; and (d) liabilities incurred pursuant to this Agreement.

3.13.                     Real Property.

(a)                                 The real property described in Schedule 3.13 constitutes all real property owned by the Companies or the AEC Subsidiary and used in connection with such entity’s business (together with all Facilities located thereon and all easements, rights-of-way and other appurtenants thereto, the “Owned Real Property”).

(b)                                 Except as set forth on Schedule 3.13, with respect to each parcel of Owned Real Property:

(i)                                     the Companies and the AEC Subsidiary have good and valid title to the Owned Real Property free and clear of all Liens, except Permitted Liens and Liens that will be released at Closing;

(ii)                                  there are no pending or, to Seller’s Knowledge, threatened zoning, condemnation or expropriation proceedings (or negotiations regarding transfers in lieu thereof), relating to any of the Owned Real Property or any portion thereof;

(iii)                               except for Permitted Liens, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property; and

(iv)                              there are no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

(c)                                  Except as set forth on Schedule 3.13, none of the Companies or the AEC Subsidiary leases, subleases or licenses any real property not otherwise owned by the Companies or the AEC Subsidiary that is used or occupied by, or necessary for the conduct of the Business Operations.  Schedule 3.13 sets forth a list of all leases, subleases, concessions and licenses relating to the Leased Real Property (collectively,

“Leases”) (whether written or oral), the name of each lessor and the address for each such Leased Real Property.  The Companies have delivered or made available to Buyer a true and complete copy of each such Lease (and in the case of any oral Lease, a written summary of the material terms of such Lease), including all amendments, modifications, extensions, renewals and guarantees with respect thereto.

(d)                                 Except as set forth on the attached Schedule 3.13, with respect to each of the Leases:

(i)                                     such Lease is a legal, valid and binding obligation of one of the Companies or the AEC Subsidiary, and to Seller’s Knowledge, of the other party thereto, is enforceable in accordance with its terms, subject only to (A) bankruptcy, insolvency, reorganization, moratorium and other Laws affecting the rights of creditors generally and (B) principles of equity, whether considered at law or in equity, and is in full force and effect;

(ii)                                  other than those Leases listed on Schedule 3.4, the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a material breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing;

(iii)                               the Companies and the AEC Subsidiary have performed all material obligations required to be performed by them prior to the date hereof under such Lease and are not in material breach or default thereunder nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a material breach or default by one of the Companies or the AEC Subsidiary;

(iv)                              none of the Companies or the AEC Subsidiary owes, nor will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; and

(v)                                 none of the Companies or the AEC Subsidiary has subleased the Leased Real Property or any portion thereof.

3.14.   Intellectual Property.

(a)                                 Schedule 3.14(a) sets forth a true and correct list of all patents, trademark registrations, and copyright registrations and applications for any of the foregoing owned, directly or indirectly, by the Companies and the AEC Subsidiary.  To Seller’s Knowledge, the Companies and the AEC Subsidiary own and possess the entire right, title and interest in and to all Intellectual Property set forth on Schedule 3.14(a), free and clear of all Liens (other than Permitted Liens and Liens that will be released at Closing).  To Seller’s Knowledge, the Companies and the AEC Subsidiary own or have a valid right to use all other material Intellectual Property necessary for the Business Operations as presently conducted (together with the Intellectual Property set forth on Schedule 3.14(a), the “Company’s Intellectual Property”).

(b)                                 None of the Companies or the AEC Subsidiary (i) to Seller’s Knowledge, has infringed upon or misappropriated the Intellectual Property of others, (ii) has received any written notice of infringement, misappropriation or conflict with respect to Intellectual Property of any other Person or (iii) has received any written notice challenging or questioning the validity, enforceability, use or ownership of any of the Company’s Intellectual Property.

(c)                                  The Companies are in material compliance with their obligations under the terms of any agreement pursuant to which the Company has rights in the Company’s Intellectual Property, and neither the Companies, the AEC Subsidiary nor, to Seller’s Knowledge, any third party is in material default under any such agreement.

(d)                                 Other than in the ordinary course of business, the Company has not granted to any third party any license or right to the commercial use of any of the Company’s Intellectual Property.

3.15.                     Books and Records.  The books and records of the Companies and the AEC Subsidiary are complete and correct in all material respects, reflect actual, bona fide transactions and have been maintained in accordance with the Companies and the AEC Subsidiary’s normal business practices.

3.16.                     Insurance.  Schedule 3.16 is a correct and complete list, including policy number, coverage and limit, of all insurance policies owned by the Companies and the AEC Subsidiary, correct and complete copies of which policies have previously been made available to Buyer.  All premiums due on such policies have been paid and there exists no breach by the insured under any such policy which gives the insurer the right thereunder to terminate such policy.  Neither the Companies nor the AEC Subsidiary has received any written notice of cancellation of or intent to cancel any of the policies or of increase or intent to increase the premiums for such policies.  No Real Property or other asset of the Companies or the AEC Subsidiary has suffered any damage or loss of property since the date of the Latest Balance Sheet in excess of $100,000 that is covered by insurance and for which an insurance claim has not been timely filed, and there is no unsatisfied liability claim involving amounts in excess of $100,000 asserted against the Companies or the AEC Subsidiary covered by insurance for which an insurance claim has not been timely filed.

3.17.                     Tax Matters.  Except as set forth on Schedule 3.17  or in the case of any matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)                                 all material Tax Returns that are required to be filed by or with respect to the Companies, the AEC Subsidiary or any assets of the Companies or the AEC Subsidiary have been timely filed (taking into account all applicable extension periods).  There is not presently in force any extension of time with respect to the due date for filing of any material Tax Return or any waiver or agreement for any extension of time for the assessment or payment of any material Tax. The Companies and the AEC Subsidiary have received no written notice of any kind of any alleged deficiency or required adjustment that could result in additional material tax for which any of them is or may be liable;

(b)                                 all material Taxes due and payable by or with respect to the Companies, the AEC Subsidiary or any assets of the Companies or the AEC Subsidiary have been paid in full, except for amounts that are being contested in good faith and for which reserves have been established in accordance with GAAP;

(c)                                  there are no Liens for Taxes upon the assets of the Companies or the AEC Subsidiary except for Permitted Liens;

(d)                                 there is no current or pending, or to Seller’s Knowledge, threatened audit or other administrative or judicial proceeding relating to any material Tax Return filed with respect to the Business Operations or any of the assets of the Companies or the AEC Subsidiary;

(e)                                  none of the Companies or the AEC Subsidiary has waived any statutes of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency with respect to any currently open Tax period; and

(f)                                   the Companies and the AEC Subsidiary have complied with all withholding Tax requirements.

3.18.   Compliance with Law.

(a)                                 Except with respect to Environmental Laws (addressed in Section 3.19 below) and except as set forth in Schedule 3.18, the Companies and the AEC Subsidiary are in material compliance with all applicable material Laws relating to their Business Operations or the ownership or use of their assets.  No event has occurred or circumstance exists that (with or without notice or lapse of time) constitutes a material violation by the Companies or the AEC Subsidiary of, or a failure on the part of the Companies or the AEC Subsidiary to comply with, any applicable material Law relating to their Business Operations.

(b)                                 Except with respect to Environmental Laws (addressed in Section 3.19 below), none of the Companies or the AEC Subsidiary has received, any notice or other communication (whether written or oral) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any applicable Law in connection with the operation of their Business Operations, except where such violation or failure would not reasonably be expected to have a Material Adverse Effect.

3.19.   Environmental Matters.

(a)                                 When used in this Agreement:

(i)                                     “Environmental Claim” means any claim asserting an Environmental Liability or asserting a Lien under any Environmental Law, or any written notice of noncompliance or violation by or from any Person alleging an Environmental Liability.

(ii)                                  “Environmental Condition” means any condition that now requires or may in the future require Remediation Activities with respect to the presence or Release of any Hazardous Materials or Petroleum Products in soil groundwater, surface water, sediments, or other media at, from, on or under any of the Real Property or that could otherwise reasonably be expected to result in an Environmental Liability or Environmental Noncompliance.

(iii)                               “Environmental Laws” shall mean all applicable federal, state, local or municipal Laws or Governmental Authorizations imposing liability, obligations, or standards of conduct for or relating to (a) the protection of the environment (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), natural resources, (b) management of Hazardous Materials, (c) any pollutant or contaminant that in specified quantities or concentrations would have an adverse impact on human health or the environment, or (d) occupational health and safety.  Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.); and the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), their attendant regulations, and any state law and regulatory counterparts thereto, with any amendment or reauthorization thereto or thereof.

(iv)                              “Environmental Liability” means any liability, damages, judgments, injunctive relief, obligation, settlements, losses, fines, charges, penalties, or expenses (including without limitation any required costs and expenditures for Remediation Activities and any reasonable attorney’s, expert’s and consultants fees) incurred or arising: (i) pursuant to any Environmental Law, order, notice, agency directive, or responsibility arising out of any Environmental Laws; or (ii) pursuant to any claim by a Governmental Authority or other Person for personal injury, property damage (including diminution in value), damage to natural resources, performance of or payment or reimbursement of costs or expenses for Remediation Activities, in each case arising as a result of an Environmental Condition or Environmental Noncompliance and made pursuant to any applicable Environmental Law.

(v)                                 “Environmental Noncompliance” means any condition or circumstance that constitutes actual or alleged noncompliance with any Environmental Law or Permit required under Environmental Law, in connection with the ownership or operation of any of the Real Property or the material assets of the Companies or the AEC Subsidiary.

(vi)                              “Hazardous Materials” shall mean, excluding Petroleum Products, (A) any pollutant, contaminant, friable asbestos, urea formaldehyde foam insulation, or polychlorinated biphenyls (PCBs); and (B) any waste, material or substance that is defined, designated, or classified by any Environmental Laws as “special solid,” “hazardous,” “extremely hazardous,” “radioactive,” “restricted,” “corrosive,” “ignitable,” “reactive,” or “toxic.”

(vii)                           “Petroleum Products” shall mean gasoline, diesel fuel, fuel oil, motor oil, waste or used oil, heating oil, kerosene and any other petroleum products or substances or materials derived from any petroleum products.

(viii)                        “Release” means any release, deposit, spill, leak, pouring, placement, emission, discarding, abandonment, emptying, discharge, migration, injection, escape, leaching, dumping or disposal of any Hazardous Material or Petroleum Products into the environment.

(ix)                              “Remediate,” “Remediation” or “Remediation Activities” means any testing, investigation, assessment, study, design, monitoring, cleanup, treatment, removal, response, remediation, corrective action or other similar activities undertaken pursuant to Environmental Laws to address any Environmental Condition, Environmental Noncompliance or Release, including such activities associated with or consisting of containment, removal, disposal, closure, passive remediation, natural attenuation or bioremediation, measures undertaken to address or respond to natural resource damages including payments to appropriate trustees, or the installation and operation of remediation, treatment, or monitoring systems.

(b)                                 Except as set forth on Schedule 3.19(b), there has been and there is no shipment, transportation, arrangement for transportation or disposal, treatment, storage, Release, Remediation, use, manufacturing, or other management or handling of any Hazardous Materials or Petroleum Products by the Companies or the AEC Subsidiary or, to Seller’s Knowledge, any Person other than the Companies or the AEC Subsidiary,  to, on, under, at, from or in any way affecting any (i) Real Property; (ii) real properties previously owned, leased or operated by the Companies or the AEC Subsidiary during such time that the Companies or the AEC Subsidiary previously owned, leased or operated such real property; or (iii) any real properties which were or are owned, leased or otherwise operated by a third party; where any such action has previously given rise, is currently giving rise, or is reasonably expected to give rise to an Environmental Liability for either of the Companies or for the AEC Subsidiary.  To the degree that any circumstances of Release or Remediation is set forth in Schedule 3.19(b), each of the Companies and the AEC Subsidiary, as applicable, has all sufficient title or rights of property access or use, or has entered into and is in possession of all reasonably necessary agreements, for Remediation being conducted by or on behalf of the Companies or the

AEC Subsidiary (and not by or on behalf of a third party), including access agreements necessary to conduct Remediation on off-site premises.

(c)                                  Except as set forth on Schedule 3.19(c): (i) there are no material Environmental Claims against either of the Companies or the AEC Subsidiary, any of their assets, or any Real Property, either pending or, as to which either the Companies, the AEC Subsidiary or Seller has received written notice of assertion, or to Seller’s Knowledge, threatened, alleging or arising from any Environmental Noncompliance or any duty to Remediate or compensate for any Remediation, including, without limitation, any claim or notice asserted by any Governmental Authority or other Person pursuant to any Environmental Law, the substance of which remains unresolved in any material respect; (ii) neither of the Companies nor the AEC Subsidiary has any material Environmental Liabilities; and (iii) there is no order or directive from any Governmental Authority arising from an Environmental Claim outstanding against either of the Companies or AEC Subsidiary or otherwise affecting any of the Real Property.

(d)                                 Except as set forth on Schedule 3.19(d), the Business Operations, the Companies, the AEC Subsidiary and the Real Properties are in compliance in all material respects with applicable Environmental Laws, and to Seller’s Knowledge, none of Seller, the Companies or the AEC Subsidiary has received any written communication or other notice or warning from any Governmental Authority or any other Person alleging any Environmental Noncompliance, the substance of which remains unresolved in any material respect.  To Seller’s Knowledge, there are no conditions or circumstances that may prevent or interfere with the Companies’ and the AEC Subsidiary’s compliance, in all material respects, with all Environmental Laws at and subsequent to the Closing.

(e)                                  Except as set forth on Schedule 3.19(e), the Companies and the AEC Subsidiary holds all material Government Authorizations required by any Environmental Law for the Business Operations, which are in full force and effect and, where subject to renewal, the applicable permit holder has timely submitted complete renewal notifications and applications. Schedule 3.25 contains a list of all such material Permits. There are no proceedings pending or, to Seller’s Knowledge, threatened which could reasonably be expected to affect (i) the validity of any material Governmental Authorization held by any of the Companies or the AEC Subsidiary, (ii) the ability of the Companies or the AEC Subsidiary to obtain prior to the Closing any material Governmental Authorization that has not been obtained or which has lapsed as of the date of this Agreement, (iii) the ability of the Companies or the AEC Subsidiary to obtain within the time specified by applicable Environmental Law any material Governmental Authorization or (iv) the ability of the Companies of the AEC Subsidiary to renew any material Governmental Authorization in each of the foregoing cases which proceeding, if adversely resolved, could reasonably be expected to have a Material Adverse Effect.

(f)                                   Seller has made available to Buyer for review all of the following (collectively, the “Environmental Reports”):  material environmental audits, assessments, reports, studies, documents and correspondence involving environmental matters, Hazardous Materials and any Remediation thereof (including any Release or threatened Release of, or exposure to Hazardous Materials), and compliance with Environmental

Laws and Governmental Authorizations relating to the Business Operations or current or past use of their properties that are (i) in Seller’s possession and/or control, and (ii) not subject to attorney-client privilege, work product doctrine, or other confidentiality agreement (collectively, the “Privileged Environmental Reports”), provided, however, that wherever reasonably possible, Seller will provide otherwise Privileged Environmental Reports with the attorney-client privileged portions, work product and confidential information portions thereof redacted.

(g)                                  Notwithstanding any other provision of this Agreement, this Section 3.19, Section 3.6, Section 3.13, Section 3.21 and Section 3.25 contain the sole and exclusive representations and warranties of the Companies and the AEC Subsidiary with respect to any and all environmental matters, including, without limitation, the release of Hazardous Materials or Petroleum Products, the exposure of any Person to any Hazardous Materials or Petroleum Products, notices and orders relating to Environmental Laws, Governmental Authorizations or other documents relating to the environment or compliance with Environmental Law, the liability of the Companies and the AEC Subsidiary pursuant to any Environmental Law, and/or the violation of any Environmental Law or any Governmental Authorization.

3.20.   Labor Matters.

(a)                                 Except as disclosed on Schedule 3.20(a), neither Seller nor any of the Companies is a party to or is bound by any contract or other agreement with any labor union or similar labor organization representing the Business Employees, and, to Seller’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

(b)                                 Since January 1, 2014 (and prior to then, to Seller’s Knowledge), (i) there has not been any strike, picketing, boycott, work stoppage or slowdown or other labor dispute nor, to Seller’s Knowledge, is any such event or any organizing effort threatened by any Business Employee; (ii) none of Seller Parent Guarantor, the Companies or the AEC Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act; and (iii) with respect to the Business Employees, each of Seller Parent Guarantor, the Companies and the AEC Subsidiary has complied in all respects with all applicable Laws relating to the employment of labor and employment practices, including provisions thereof relating to wages, hours, health and safety, equal opportunity, immigration (including all I-9 obligations), collective bargaining and the payment of social security, wage, payroll and other Taxes.  There is no pending or, to Seller’s Knowledge, threatened, material charge or complaint alleging violations of any labor or employment Law, including claims of unfair labor practice (as defined in the National Labor Relations Act or other applicable Laws), employment discrimination, wrongful termination or similar matters with respect to the Business Employees.

(c)                                  As of the date hereof, no collective bargaining agreement is being negotiated by Seller with respect to the Business Employees.

(d)                                 Neither Seller nor any Company is a party to, or is otherwise bound by, any settlement, consent decree, order, or injunction issued by any Governmental Authority with respect to any Business Employees.

(e)                                  Since January 1, 2014, (i) neither the Companies nor the AEC Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Companies or the AEC Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither the Companies nor the AEC Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law.

3.21.                     No Adverse Change.  Except as set forth on Schedule 3.19(g), since the date of the Latest Balance Sheet, (i) the Companies and the AEC Subsidiary have conducted the Business Operations in the ordinary course consistent with past practice , (ii) without limiting the generality of the foregoing, there has not been, and none of the Companies or the AEC Subsidiary has taken any action that would reasonably be expected to result in, a Material Adverse Effect, and (iii) except as may be disclosed on Schedule 3.19(g) or as contemplated by this Agreement, none of the Companies or the AEC Subsidiary has otherwise done, caused, suffered or received notice of any of the following:

(a)                                 sold, pledged, leased, disposed of or encumbered any assets with a value in excess of $500,000 in the aggregate, except for (i) sales of inventory, obsolete assets and assets concurrently replaced with similar assets and (ii) Permitted Liens and Liens that will be released at Closing;

(b)                                 materially increased the compensation or benefits payable to any Business Employee or entered into, adopted, terminated or materially amended any EMES Employee Benefit Plan, other than (i) as required by Law, (ii) in the ordinary course of business or (iii) pursuant to the terms of such EMES Employee Benefit Plan;

(c)                                  except as required by law, granted or increased any rights to severance or termination pay to any Business Employee (in each case, other than grants or increases that are required by an applicable EMES Employee Benefit Plan, grants or increases that are substantially consistent with past practice or grants or increases for which none of the Companies, the AEC Subsidiary or Buyer will be obligated following the Closing);

(d)                                 incurred or guaranteed any Indebtedness other than borrowings under existing credit facilities in the ordinary course of business;

(e)                                  suffered any extraordinary loss, theft, damage, destruction or casualty loss, in excess of $1,000,000, to their assets, whether or not covered by insurance;

(f)                                   issued, sold or transferred any of its equity securities, any securities convertible, exchangeable or exercisable into its equity securities, or warrants, options or other rights to acquire its equity securities;

(g)                                  issued or sold any notes, bonds or other debt securities;

(h)                                 made any capital investment in, or any acquisition of the securities or all or substantially all of the assets of, any other Person;

(i)                                     made any loans or advances to, or guarantees for the benefit of, any Person other than the Companies and the AEC Subsidiary;

(j)                                    made any capital expenditures in excess of $1,000,000 in the aggregate;

(k)                                 materially changed the accounting principles, methods or practices of the business of the Companies or the AEC Subsidiary, except in each case to conform to changes in GAAP;

(l)                                     settled any litigation for an amount in excess of $500,000;

(m)                             made or suffered any material changes in financial condition or relationships with material customers and suppliers;

(n)                                 amended or authorized the amendment of its organizational documents;

(o)                                 caused or suffered any Release at, on, under, or from any of the Real Properties that is reportable to any Governmental Authority or which has created an Environmental Condition warranting Remediation under Environmental Laws;

(p)                                 received notice of any Environmental Claim or alleged Environmental Noncompliance, the substance of which remains unresolved in any material respect; or

(q)                                 as applicable, agreed to do any of the foregoing.

3.22.   Employee Benefit Plans.

(a)                                 As of the date of this Agreement, there are no Company Employee Benefit Plans and no individual is currently employed by a Company. Since May 14, 2013, (i) no Company has sponsored, maintained or contributed to any employee benefit plan, program or arrangement, and (ii) no individual has been employed by a Company, and, to Seller’s Knowledge, prior to May 14, 2013, (i) none of AEC or EEDI has sponsored, maintained or contributed to any employee benefit plan, program or arrangement, and (ii) no individual has been employed by AEC or EEDI.

(b)                                 There does not now exist, nor do circumstances exist that could, including as a result of the transactions contemplated hereby, result in, any Controlled Group Liability of any Company that would be a liability following the Closing Date.  As used in the previous sentence, “Controlled Group Liability” means liabilities arising (i) under Title IV of ERISA, (ii) under Sections 206(g), 302 or 303 of ERISA, (iii) under Sections 412, 430, 431, 436 or 4971 of the Code, and (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(c)                                  To Seller’s Knowledge, Schedule 3.22(c) contains a true, complete and accurate list of each EMES Employee Benefit Plan.  Seller has furnished or made available to Buyer true, correct and complete copies of all EMES Employee Benefit Plans, and all documents relating to such EMES Employee Benefit Plans, as amended to the date hereof.

(d)                                 With respect to each EMES Employee Benefit Plan and Company Employee Benefit Plan, (i) each such plan has been established maintained, operated and administered in compliance with its terms and complies in all material respects with the requirements of applicable Laws (including, without limitation, ERISA and the Code), and all contributions and payments required to be made under any EMES Employee Benefit Plan or related agreement have been made in a timely fashion, and (ii) there are no unfunded obligations under any such plan.

(e)                                  No EMES Employee Benefit Plan or Company Employee Benefit Plan is (i) subject to section 302 of ERISA or section 412 of the Code, (ii) a “multiemployer plan” within the meaning of section 3(37) of ERISA, or (iii) subject to Title IV or section 302 of ERISA or section 412 of the Code.

(f)                                   Each EMES Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has (i) to Seller’s Knowledge, been timely amended to comply with changes in applicable Law and regulatory guidance; and (ii) either received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code or may rely upon an opinion letter for a prototype plan.  No such determination letter (if any) has been revoked by the IRS, nor, to the Knowledge of Seller, has any event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination letter

(g)                                  There is no pending or, to Seller’s Knowledge, threatened Action relating to any EMES Employee Benefit Plan or Company Employee Benefit Plan with respect to any Business Employee (other than routine claims for benefits payable in the ordinary course of business with past practice).

(h)                                 Each of Seller, the Companies, and the AEC Subsidiary, and each of their respective ERISA Affiliates is in compliance in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(i)                                     To Seller’s Knowledge, no EMES Employee Benefit Plan constitutes a non-qualified deferred compensation plan within the meaning of Section 409A of the Code.

(j)                                    Seller, the Companies and the AEC Subsidiary do not provide any post-employment benefits, including death or medical benefits (whether or not insured) to any of its current or former Business Employees, except (i) as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (otherwise referred to as “COBRA”) or other applicable Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) company-paid or subsidized healthcare coverage pursuant to an employment, severance or similar agreement, plan or arrangement as provided for on Schedule 3.22(c).

(k)                                 Neither Seller nor any Company has any formal plan or commitment, whether legally binding or not, to create any Company Employee Benefit Plans or additional EMES Employee Benefit Plans or materially modify or change any existing EMES Employee Benefit Plan that would affect any current or former Business Employee.

(l)                                     Seller has provided to Buyer, in Schedule 3.22(l), a list of each Business Employee, which shall consist not only of the names, but also the following data (collectively the “Business Employee Data List”): (i) job title or position, (ii) classification as exempt or non-exempt under Fair Labor Standards Act; (iii) initial date of hire; (iv) the date of commencement of each Business Employee’s employment with Seller; (v) service credit date if different from the date of commencement of each Business Employee’s employment with Seller; (vi) employment status (whether active or on leave absence, and, if on leave, the type of leave); (vii) base compensation/wage; (viii) annual bonus target; (ix) 2015 fiscal year annual bonus paid; and (x) union or non-union status.

(m)                             There is no agreement, plan or arrangement covering any current or former Business Employee that, considered individually or considered collectively with any other such agreements, plans or arrangements, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). No EMES Employee Benefit Plan provides any Business Employee with an indemnification, “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

3.23.                     Bank Accounts; Powers of Attorney.  Schedule 3.23 sets forth a true and complete list of (a) all bank accounts and safe deposit boxes of the Companies and the AEC Subsidiary and all Persons who are signatories thereunder or who have access thereto and (b) the names of all Persons holding general or special powers of attorney from the Companies and the AEC Subsidiary and a summary of the terms thereof.

3.24.                     Affiliate Transactions.  Except as set forth in Schedule 3.24, no Affiliate of the Companies or the AEC Subsidiary:  (a) owns any property or right, whether tangible or intangible, which is used by the Companies or the AEC Subsidiary; (b) has any claim or cause of action against the Companies or the AEC Subsidiary; (c) owes any money to the Companies or the AEC Subsidiary or is owed money from the Companies or the AEC Subsidiary; (d) is a party to any contract or other arrangement, written or oral, with the Companies or the AEC Subsidiary, except for the organizational documents of the Companies and the AEC Subsidiary; or (e) provides services or resources to the Companies or the AEC Subsidiary or is dependent on services or resources provided by the Companies or the AEC Subsidiary.  Except for the organizational documents of the Companies and the AEC Subsidiary, Schedule 3.24 sets forth every Contract between the Companies or the AEC Subsidiary, on the one hand, and the Companies’ present equity holders, officers, managers, directors or members of their immediate families (or any entity in which any of them has a material financial interest, directly or indirectly), on the other hand, under which at least $100,000 (or collectively with other such Contracts, at least $500,000) in payments are required to be made.

3.25.                     Governmental Authorizations.  Except as set forth on Schedule 3.25, the Companies and the AEC Subsidiary have obtained all material Governmental Authorizations necessary to own, occupy and use, as applicable, their assets, and conduct the Business Operations, including those Permits that are listed in Schedule 3.25 (such Permits listed in Schedule 3.25 being the “Material Permits”), in compliance with Laws and (a) each such Governmental Authorization is valid and in full force and effect, (b) the Companies and the AEC Subsidiary are in material compliance with the terms and requirements of each such Governmental Authorization, and (c) none of the Companies or the AEC Subsidiary has received, at any time, any written notice from any Governmental Authority or any other Person regarding any actual or potential material violation of or material failure to comply with any term or requirement of any material Governmental Authorization or any actual or potential material revocation, withdrawal, suspension, cancellation, termination of or modification to any material Governmental Authorization, the substance of which remains unresolved in any material respect. The Companies and the AEC Subsidiary have in effect all material Permits reasonably necessary to own, lease or operate their assets and to carry on the Business Operations, in each case as now conducted, and there has occurred no uncured material default under any Material Permit.

3.26.                     Fees and Expenses of Brokers and Others.  None of Seller, the Companies or the AEC Subsidiary is committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated hereby for which Buyer shall have any liability or for which the Companies or the AEC Subsidiary shall have any liability following Closing.

3.27.                     Foreign Operations and Export Control.  Since January 1, 2013, none of the Companies or the AEC Subsidiary, or any director, executive officer, member or manager of any of them:

(a)                                 has directly or indirectly (i) made, offered or promised to make, or authorized the making of any unlawful payment to any Person, (ii) given, offered or promised to give, or authorized the giving of, any unlawful gift, political or charitable contribution or other thing of value or advantage to any Person, (iii) requested or received any unlawful payment, gift, political or charitable contribution or other thing of value or advantage or (iv) violated any provision of the FCPA, or any other applicable Law that prohibits corruption or bribery;

(b)                                 has been investigated by any Governmental Authority, or been the subject of any allegation, with respect to conduct within the scope of subsection (a) above; or

(c)                                  will directly or indirectly use any portion of the amounts paid by Buyer under this Agreement (i) for, in connection with or in furtherance of the making, offering or promising to make, or the authorization of the making of any unlawful payment to any Person, (ii) for, in connection with or in furtherance of the giving, offering or promising to give, or the authorization of the giving of any unlawful gift, political or charitable contribution or other thing of value to any Person or (iii) in a manner that may violate any provision of the FCPA or any other applicable Law that prohibits corruption or bribery.

3.28.                     Condition of Major Components. Except as set forth on Schedule 3.28, Seller hereby warrants and represents that all Major Components used in the Business Operations are in Good Working Condition, and that with respect to each of the Hydrotreaters and associated systems and elements, either presently utilized in the Business Operations or being constructed and/or installed, all are in Specification Condition.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Companies as follows:

4.1.                            Organization.  Buyer (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has the necessary power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held, except where the failure thereof would not reasonably be expected to have a material effect on its ability to consummate the transactions contemplated hereby, and (c) is duly qualified or licensed to transact business as a foreign entity, and is in good standing, in each jurisdiction where the failure to be so qualified would reasonably be expected to have a material effect on its ability to consummate the transactions contemplated hereby.

4.2.                            Authorization; Enforceability.  Buyer has the necessary power and authority to execute and deliver, and to perform its obligations under, this Agreement and the other documents and instruments required hereby to which Buyer is a party.  This Agreement is, and the other documents and instruments required hereby to which Buyer is a party will be, when executed and delivered by Buyer, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and (b) principles of equity, whether considered at law or in equity.

4.3.                            No Violation or Conflict.  The execution, delivery and performance by Buyer of this Agreement and all of the other documents and instruments required hereby to which Buyer is a party do not and will not conflict with or violate the organizational documents of Buyer or any Law binding on Buyer where in each such case such conflict or violation would reasonably be expected to have a material effect on its ability to consummate the transactions contemplated hereby.

4.4.                            No Consents.  Except for the applicable requirements of the HSR Act, and except for notices, consents, approvals and authorizations already given or obtained or as to which the failure to give or obtain would not reasonably be expected to have a material effect on Buyer’s ability to consummate the transactions contemplated hereby, no consent of any other Person, and no notice to, filing or registration with, or consent, approval or authorization of, any Governmental Authority is necessary or is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.5.                            Litigation.  There is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Buyer, proposed or threatened that involves Buyer and that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

4.6.                            Fees and Expenses of Brokers and Others.  Buyer is not committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated hereby, and Buyer has not retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

4.7.                            Investment Representations.  Buyer acknowledges that the Interests being acquired have not been registered under the Securities Act of 1933, as amended, or qualified under applicable state securities Laws in reliance on exemptions therefrom.  Buyer is acquiring the Interests for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended, or other applicable securities Laws.  Buyer is familiar with investments of the nature of the Interests, understands that this investment involves substantial risks, has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Interests, and is able to bear such risks.  Buyer has had the opportunity to visit with the Companies and their Affiliates and meet with their representative officers and other representatives to discuss the business, assets, liabilities, financial condition and operations of the Companies and the AEC Subsidiary, has received all requested documents, materials and other information that Buyer deems necessary or advisable to evaluate the Companies and the AEC Subsidiary and has made its own independent examination, investigation, analysis and evaluation of the Companies and the AEC Subsidiary, including its own estimate of the value of the Companies and the AEC Subsidiary.

4.8.                            Financing.  Buyer and its parent, taken as a whole, have, and will have as of the Closing Date, sufficient readily available funds with which to pay the Purchase Price and consummate the transactions contemplated by this Agreement.  The ability of Buyer to consummate the transactions contemplated by this Agreement is not subject to any condition or contingency with respect to financing.

4.9.                            Absence of Certain Changes or Events.  To Buyer’s Knowledge, since January 1, 2016, there has not occurred any changes, effects, or circumstances that have had a material adverse effect on Buyer’s properties, business, results of operations or condition that would reasonably be likely to result in the material impairment of, or delay in, Buyer’s ability to effect the Closing or to perform its obligations under this Agreement.

4.10.                     Solvency; No Fraudulent Conveyance.  Immediately following the Closing, Buyer, the Companies and the AEC Subsidiary taken as a whole, shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the transactions contemplated by this Agreement, Buyer, the Companies and the AEC Subsidiary, taken as a whole, shall have adequate capital to carry on their Business Operations.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.

ARTICLE V
COVENANTS AND OTHER MATTERS PENDING THE CLOSING

5.1.                            Business Operations.  From the date of this Agreement until the earlier of the termination of this Agreement and the Closing Date, except as may be required by this Agreement or applicable Law, the Companies shall conduct their Business Operations in all material respects, and AEC shall cause the AEC Subsidiary to conduct its Business Operations in all material respects, in the ordinary course consistent with past practices except as set forth on Schedule 5.1.  Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the termination of this Agreement and the Closing Date, except as may be required by this Agreement or applicable Law, without the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), except as contemplated by this Agreement or as set forth on Schedule 5.1, the Companies and the AEC Subsidiary shall not:

(a)                                 issue, sell, pledge, dispose of, transfer, grant, encumber or authorize the issuance, sale, pledge, disposition, transfer or grant of any of its equity securities or any equity interests of any of its Subsidiaries;

(b)                                 cause or allow any asset to become subject to a Lien, except for Permitted Liens and Liens that will be released at Closing;

(c)                                  execute, amend or terminate (other than (i) the expiration thereof in accordance with its terms or (ii) amendment or termination of or release under any credit facilities representing Indebtedness at Closing) any Material Contract or Lease outside of the ordinary course of business;

(d)                                 (i) acquire (including by merger, consolidation or acquisition, in whole or in part, of equity or other ownership interests or assets) any corporation, partnership, limited liability company or other Person or any division thereof, or (ii) enter into any material joint venture or partnership;

(e)                                  incur any obligations for borrowed money or any guarantee of indebtedness of any Person or make any loans or advances, except for borrowings under the Companies’ and the AEC Subsidiary’s existing credit facilities (or indebtedness for borrowed money incurred with the amendment, extension, modification, refunding, renewal, refinancing or replacement of existing indebtedness after the date of this Agreement);

(f)                                   sell, lease or otherwise dispose of any material assets other than sales of inventory, obsolete assets and assets concurrently replaced with similar assets in the ordinary course of business;

(g)                                  effect any liquidation (complete or partial), dissolution, restructuring, recapitalization, reclassification or like change in the capitalization of either of the Companies or the AEC Subsidiary;

(h)                                 amend in any material respect the organizational documents of the Companies or the AEC Subsidiary (other than to facilitate consummation of the transactions contemplated hereby);

(i)                                     enter into any commitment for capital expenditures of the Companies and the AEC Subsidiary in excess of $1,000,000 for all commitments in the aggregate that will not be paid before Closing, except for reasonable capital expenditures made in connection with any emergency or force majeure events affecting the Companies or the AEC Subsidiary;

(j)                                    except to the extent done in the ordinary course of business and except as required by Law or GAAP (in the case of accounting principles or practices), (i) make or change any material Tax elections or (ii) change any accounting principles or practices used by the Companies or the AEC Subsidiary;

(k)                                 allow any material Governmental Authorizations held by the Companies and the AEC Subsidiary to terminate or lapse;

(l)                                     (i) grant or increase any rights to severance or termination pay to any Business Employee (in each case, other than grants or increases that are required by an applicable EMES Employee Benefit Plan, grants or increases that are consistent with the past practice of the Business Operations or grants or increases for which none of the Companies, the AEC Subsidiary or Buyer will be obligated following the Closing) or (ii) except in the ordinary course of business and consistent with past practice of the aforesaid businesses, adopt, enter into or materially amend any individual employment, retention, change in control bonus or severance agreement, whether for present or former Business Employees;

(m)                             take or omit to take any action that would reasonably be expected to result in a Material Adverse Effect;

(n)                                 settle or compromise any pending proceedings for an amount in excess of $500,000 except in the ordinary course of business and consistent with past practices of the Business Operations;

(o)                                 terminate or cancel any material insurance policy naming the either the Companies or the AEC Beneficiary at its beneficiary or a loss payee or additional insured;

(p)                                 materially change the scope of the Business Operations of the Companies and the AEC Subsidiary or enter into a new line of business;

(q)                                 (i) hire any executives or terminate the services of any existing executives of the Companies or the AEC Subsidiary, except in the ordinary course of business and consistent with past practices of the Business Operations or contemplated by this Agreement, for terminations for “cause” (as determined by the Seller Parent Guarantor in its sole discretion) or due to death or disability, or required by applicable Law; or (ii) hire any employee or other position based service provider, other than plant/field employee positions listed as vacant on Schedule 3.22(l); provided however, that such hiring of the plant/field employees to the vacant positions listed on Schedule 3.22(l) shall (x) be completed in accordance with all applicable practices, policies and procedures for hiring Business Employees in the ordinary course of business, consistent with past practice; and (y) that such new hires shall not be family members of any current Business Employee or other employee of Seller;

(r)                                    increase the rate of annual cash compensation paid, or pay any cash bonus, to any Business Employee, except for those increases or bonuses made in the ordinary course of business consistent with past practice; and

(s)                                   amend, modify or terminate any of the Birmingham Hydrotreater Construction Plans and Schedules if such amendment, modification or termination would increase the amounts budgeted under the Birmingham Hydrotreater Construction Plans and Schedules by more than $45,000 for any individual line item or more than $450,000 in the aggregate.

Notwithstanding anything to the contrary in this Agreement, Buyer may not, prior to Closing, manage or interfere with the Companies’ conduct of business in the ordinary course.

5.2.                            Access.  From the date hereof through the Closing Date, the Companies and the AEC Subsidiary shall provide Buyer and its authorized agents, officers and representatives reasonable access to (a) their books, files and records (including such records as related to the financial affairs, Business Operations and Business Employees of the Companies and the AEC Subsidiary), (b) to their Real Property and its associated facilities, equipment and other properties, (c) any data, information or copies of documents with respect to any Governmental Authorization, Release, Remediation, Environmental Liability or Environmental Claim with respect to the Companies and AEC Subsidiary that was made available to the insurer and underwriter for the Environmental Insurance Policy (excluding any information with respect to the pricing of such Environmental Insurance Policy) and which is different from or additional to the information and documentation provided by Seller to Buyer pursuant to other provisions of this Agreement and (d) the other data and information and copies of documents with respect to the Business Operations as Buyer and its agents shall from time to time reasonably request for examination, investigation and assessment as determined by Buyer in its sole discretion; provided, however, that such examinations and investigations and assessments shall be conducted during the Companies’ and the AEC Subsidiary’s normal business hours, with reasonable advance notice to and coordination with Bart Rice and Terry Nevels, shall not unreasonably interfere with the operations and activities of the Companies or the AEC

Subsidiary, and in no event shall involve the performance of subsurface or other intrusive testing; provided, further, that neither Buyer nor any of its Affiliates, nor any of their respective employees, counsel, accountants, consultants, financing sources and their respective representatives, shall contact any competitor, supplier, distributor or customer of the Companies or the AEC Subsidiary for the purpose of discussing the Companies, the AEC Subsidiary or any aspect of their respective Business Operations or Seller, this Agreement or the transactions contemplated hereby without the prior written consent of Seller.  Notwithstanding the foregoing or anything contained herein to the contrary, Buyer and its authorized agents, officers and representatives shall not be permitted or entitled to examine any materials without the Companies’ prior written consent, when in the good faith judgment of the Companies, (x) such materials may be protected by the attorney-client privilege, (y) such examination could contravene any Law, fiduciary duty or binding agreement entered into prior to the date hereof, or (z) such event could jeopardize the Companies’ or the AEC Subsidiary’s relationships with their respective customers, suppliers and other applicable third parties.  All investigations and due diligence conducted by Buyer or any of its representatives shall be conducted at Buyer’s sole cost, risk and expense and Buyer shall indemnify and hold Seller Indemnified Parties, the Companies and the AEC Subsidiary harmless from and against any and all costs and expenses (including reasonable attorneys’ fees) resulting from Buyer’s due diligence and investigations.

5.3.          Cooperation; Consents and Approvals.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, Buyer, the Companies and Seller agree to use commercially reasonable and diligent efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) all actions necessary to satisfy the closing conditions set forth in Articles VI and VII, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (other than as specifically provided in Section 5.3(b) through Section 5.3(g) in connection with obtaining such authorizations, consents, orders, approvals and waivers from third parties), no party to this Agreement will be required to make payments, commence litigation or agree to modifications of the terms and conditions of any agreements with third parties.

(b)                                 Buyer and Seller has filed with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act.  Buyer paid the filing fees associated with all filings under the HSR Act made in connection with the transactions contemplated by this Agreement.  Such notification and report form and supplemental information were in substantial compliance with the requirements of, and requested early termination of the waiting period under, the HSR Act.  Buyer, Seller and the Companies did furnish, and cause their respective Affiliates to furnish, to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act.  Buyer and Seller each (i) upon filing, provided outside counsel for each other party with a copy of the customary portions of the notification and report form, as well as any attachments, redacted as necessary to protect legal privilege or highly confidential business information.

(c)                                  Each of Buyer and Seller has, as of the date of this Agreement, obtained clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement.

(d)                                 Buyer, on the one hand, and the Companies and Seller, on the other hand, shall cooperate with each other in connection with the making of any further filings in accordance with this Section 5.3, to the extent required.  Neither Buyer, on the one hand, nor Seller (subject to Section 5.3(g)), on the other hand, shall take any action that would have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals.  Each of Buyer and Seller (subject to Section 5.3(g)) shall use commercially reasonable and diligent efforts to secure such approvals as promptly as practicable.

(e)                                  Buyer and Seller (subject to Section 5.3(g)) further agree to use commercially reasonable and diligent efforts to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably practicable.

(f)                                   Subject to the limitations below, Buyer and Seller further agree to take commercially reasonable and diligent efforts to avoid or eliminate impediments that may be asserted by a Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible, including, without limitation:

(i)                                     commercially reasonable and diligent efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement;

(ii)                                  the defense through commercially reasonable and diligent litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement; and

(iii)                               a commercially reasonable offer by Buyer and Seller to take such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto), in each case if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened: (x) commencement of any proceeding in any forum, or

(y) issuance of any order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by any Governmental Authority.

(g)                                  Notwithstanding anything contained in this Agreement, Seller shall not have any obligation to (i) sell, lease, license or otherwise dispose of or hold separate any of its or its Affiliates’ assets, rights, product lines, categories of assets or businesses or other operations or interests or (ii) enter into any consent decree, hold separate orders or other arrangements with the FTC or DOJ.

(h)                                 With respect to any required action, undertaking or prohibition from acting of Buyer or Seller set forth in this Section 5.3, Buyer and Seller shall cause their Affiliates to take any such required action or undertaking, or refrain from taking any such prohibited act, as if its Affiliates were “Buyer” or “Seller” as applicable.  Any failure of any of Buyer’s or Seller’s Affiliates to take any such required action or undertaking, or to refrain from taking any such prohibited act, shall be deemed to be a breach of this Agreement by, as applicable, Buyer or Seller.

(i)                                     Notwithstanding the foregoing, Buyer shall not be required to take any of the foregoing actions if it would result, or reasonably would be expected to result, in the loss or, disposition or impairment of assets in excess of de minimus value, including (i) proffering and/or consenting to an order providing for the sale, license or other disposition, or the holding separate, of any material assets, categories of assets or lines of business of Buyer or any of its Affiliates, or any material assets or lines of business of the Company, (ii) selling, licensing or otherwise disposing of any entities, (iii) termination, amending or assigning existing relationships and contractual rights and obligations, (iv) terminating, amending or assigning existing franchise relationships or agreements relating thereto, or (v) amending, assigning or terminating existing licenses or other agreements and entering into new licenses or other agreements.  The entry by any Governmental Entity in any action of an order permitting the consummation of the transactions contemplated hereby but requiring any of items specified in the preceding sentence or in subsection (h) shall be deemed a failure to satisfy the conditions specified in Sections 6.3 and/or 7.3.

5.4.                            RESERVED.

5.5.                            Exclusive Dealing.  From the date of this Agreement until the earlier of the termination of this Agreement and the Closing Date, Seller shall not, and shall not permit any of its representatives, officers, directors, equity holders, Affiliates or agents to, directly or indirectly, solicit, initiate, knowingly encourage, conduct or continue discussions or negotiations with any other Person concerning any merger, recapitalization, sale or disposition of a material portion of the Companies’ assets or the Companies’ capital equity (other than issuances of the either of the Companies’ capital equity to existing equity holders).

5.6.                            Non-Solicitation.  From the date of this Agreement until the earlier of the Closing Date and the second anniversary of the termination of this Agreement, Buyer shall not, and shall cause all of its Affiliates and all of its and their agents and representatives to not, solicit for employment or as a consultant or hire or engage any Business Employees and/or its direct or indirect Subsidiaries; provided that such restriction shall not apply to any general solicitation for Business Employees (including through the use of employment agencies) not specifically directed at any such Persons; and provided further that such restriction shall not apply to the hiring or engaging any such Person who responds to any such general solicitation.

5.7.          Taxes.

(a)                                 All sales, transfer (including, without limitation, real estate transfer Tax), recording, deed, stamp, registration, documentary, conveyancing, franchise, property, notarial, bulk sale, grantor or grantee Taxes in connection with the effectuation of the transactions contemplated in this Agreement, whether imposed on Buyer, Seller, the Companies or the AEC Subsidiary, shall be paid by Buyer and Seller on a 50/50 basis.  Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.

(b)                                 Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to each of the Companies, the AEC Subsidiary or any of the assets of the Companies or the AEC Subsidiary, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other party in connection with any audit or action relating to Taxes involving the Companies, the AEC Subsidiary or any of the assets of the Companies or the AEC Subsidiary. Notwithstanding anything to the contrary contained in this Agreement, none of Buyer nor any of its Affiliates shall have the right to receive or obtain any information relating to Taxes or Tax Returns of Seller or any of its Affiliates (or any of its predecessors) other than information (i) relating directly or indirectly to the Companies, the AEC Subsidiary or any of the assets of the Companies or the AEC Subsidiary and (ii) reasonably necessary for the filing of a Tax Return by Buyer, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

(c)                                  Seller shall timely file all Tax Returns required to be filed by or with respect to each of the Companies, the AEC Subsidiary or any of the assets of the Companies or the AEC Subsidiary for a Pre-Closing Tax Period.  Seller shall timely pay all Taxes owed with respect to a Pre-Closing Tax Period with respect to each of the Companies, the AEC Subsidiary or any of the assets of the Companies or the AEC Subsidiary to the extent such Taxes are not taken into account in the calculation of Estimated Net Working Capital.  Buyer shall file all other Tax Returns required to be filed by or with respect to each of the Companies, the AEC Subsidiary or any of the assets of the Companies or the AEC Subsidiary and shall pay all other Taxes owed with respect to each of the Companies, the AEC Subsidiary or any of the assets of the

Companies or the AEC Subsidiary.  Seller’s liability for Taxes for any Straddle Period shall be apportioned as follows: (i) in the case of any Taxes imposed on a periodic basis (but excluding, for the avoidance of doubt, Taxes based upon or related to income, gains or receipts (including sales and use Tax), or employment or payroll Taxes) Seller’s liability shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts (including sales and use Tax), or employment or payroll Taxes, Seller’s liability shall be deemed equal to the amount which would be payable if the Straddle Period ended on the Closing Date.  If Buyer or Seller will pay any Taxes apportioned to the other Party, Buyer or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which it is entitled under this Section 5.7(c) together with such supporting evidence as is reasonably necessary to calculate the proration amount.  In the event that Buyer or Seller is entitled to reimbursement under this Section 5.7(c), the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(d)                                 Notwithstanding anything to the contrary, to the extent that Buyer, the Companies or the AEC Subsidiary receives any Tax refund or Tax credit relating to or attributable to the Companies, the AEC Subsidiary or any of the assets of the Companies or the AEC Subsidiary that is related to a Pre-Closing Tax Period, Buyer shall immediately pay such amount to Seller unless included in the Final Net Working Capital.

(e)                                  In the case of assessments or subsequent audits of Taxes with respect to a Pre-Closing Tax Period, Seller shall control such assessments or subsequent audits and shall notify Buyer in writing and keep Buyer apprised of the status of same.  Neither Seller nor any of its Affiliates shall settle any dispute with a Governmental Authority if such settlement would have a material and adverse impact on any of the Buyer, the Companies or the AEC Subsidiaries without obtaining the prior written consent of Buyer, which consent shall not to be unreasonably withheld, conditioned or delayed.

5.8.          Transition Services.  Following the Closing, either party hereto (the “Requesting Party”) may request that any other party hereto (the “Service Provider”) provide (or cause to be provided) to the Requesting Party such transition services as are reasonably requested by the Requesting Party in order to facilitate the operational transition of the Companies from Seller to Buyer, and such Service Provider shall, for a period of no longer than 180 days following the Closing, provide such transition services to the Requesting Party on customary terms to be agreed upon by the Requesting Party and the Service Provider from time to time.

5.9.                            Further Assurances — Governmental Authorizations and Material Permits.  Following the Closing, Seller shall take all such reasonable necessary action as is requested by Buyer to resolve the defects set forth on Schedule 3.25 to ensure that all material Governmental Authorizations and Material Permits are valid and in full force and effect.

ARTICLE VI
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to be performed on the Closing Date shall be subject to the satisfaction or waiver prior to or at the Closing of the following express conditions precedent:

6.1.          Representations and Warranties.

(a)                                 Each of the representations and warranties of Seller and the Companies and the AEC Subsidiary contained in this Agreement shall be true and correct on and as of the Closing Date; and

(b)                                 Each of the Fundamental Representations shall be true and correct in all respects on and as of the Closing Date.

6.2.          Covenants and Agreements.  Seller and the Companies and the AEC Subsidiary shall have performed and complied in all material respects with all of their material respective covenants and agreements under this Agreement that are to be performed or complied with by them prior to or on the Closing Date.

6.3.          HSR Act; Governmental Orders.  The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated and no Governmental Authority with jurisdiction shall have issued a governmental order permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

6.4.          Sufficiency of Assets.  The assets and properties utilized by the Companies and the AEC Subsidiary (including, without limitation, all of the Real Property, the Facilities and all Governmental Authorizations used in the Business Operations) are validly owned by the applicable Company and the AEC Subsidiary and are usable and sufficient in all material respects to conduct the Business Operations (and in the case of the Governmental Authorizations are valid and outstanding) materially and substantially in the same manner (including, without limitation, all production capacities) as the Business Operations have been conducted for the twelve (12) months prior to the date hereof.

6.5.          Deliveries at Closing.  Seller shall have delivered, or caused to be delivered, to Buyer the following documents, each properly executed by Seller, the Companies and the AEC Subsidiary, as applicable:

(a)                                 instruments of transfer, in customary form, to effect the transfer of the Interests from Seller to Buyer;

(b)                                 the Certificate of Formation of each of the Companies, certified by the Secretary of State of the State of Delaware and the State of Alabama (as applicable), as of a recent date, and the Limited Liability Company Agreement of each Company, certified by an officer of such Company;

(c)                                  a certificate of existence or good standing, as applicable, as of a recent date for each Company from its state of formation and from each state in which it is qualified to transact business as a foreign entity;

(d)                                 charter documents of the AEC Subsidiary certified by the Secretary of State of the State of Delaware;

(e)                                  a certificate of existence or good standing, as applicable (and if customary in the applicable jurisdiction), as of a recent date for the AEC Subsidiary from the State of Delaware and from each state in which it is qualified to transact business as a foreign entity, except where the failure of a Subsidiary to be in existence, good standing or qualified, as applicable, could not reasonably be expected to result in a Material Adverse Effect;

(f)                                   all Company Required Consents;

(g)                                  such payoff letters, termination agreements, termination statements and other releases from each holder of Indebtedness listed on Schedule 6.5 as Buyer shall have reasonably requested;

(h)                                 a certificate executed by Seller certifying as to the satisfaction of the closing conditions set forth in Sections 6.1, 6.2 and 6.4;

(i)                                     a certificate executed by the Companies and the AEC Subsidiary certifying as to the satisfaction of the closing conditions set forth in Sections 6.1, 6.2 and 6.4; and

(j)                                    a properly executed affidavit certifying Seller’s non-foreign status, prepared in accordance with Treasury regulation section 1.1445-2(b).

6.6.          Consummation of the Real Estate Sale.  AEC and Mr. Rice shall have executed and delivered the Purchase and Sale Agreement, dated as of August 31, 2016, to effectuate the sale of the Purchased Real Property by Mr. Rice to AEC (the “Real Estate Purchase Agreement”), the conditions precedent identified therein shall have been satisfied, and the transactions contemplated therein shall have been consummated.

All conditions specified in this Article VI shall be deemed satisfied or waived upon consummation of the Closing.

ARTICLE VII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller to be performed on the Closing Date shall be subject to the satisfaction or waiver prior to or at the Closing of the following express conditions precedent:

7.1.                            Representations and Warranties.  Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date,

except where all such breaches and inaccuracies have not, in the aggregate, adversely affected the ability of Buyer to consummate the transactions contemplated hereby.

7.2.                            Covenants and Agreements.  Buyer shall have performed and complied in all material respects with all of its material covenants and agreements under this Agreement that are to be performed or complied with by it prior to or on the Closing Date.

7.3.                            HSR Act; Governmental Orders.  The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated and no Governmental Authority with jurisdiction shall have issued a governmental order permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

7.4.                            Deliveries at Closing.  In addition to the payment by Buyer of the Purchase Price as provided in Section 2.2(b), Buyer shall have delivered to Seller the following documents, each properly executed by Seller, as applicable:

(a)                                 the Certificate of Formation of Buyer, certified by the Secretary of State of the State of Delaware as of a recent date; and the Limited Liability Company Agreement of Buyer, certified by an officer of Buyer;

(b)                                 a certificate of good standing as of a recent date for Buyer from the Secretary of State of the State of Delaware; and

(c)                                  a certificate in form and substance reasonably satisfactory to Seller executed by an appropriate officer of Buyer certifying as to the satisfaction of the closing conditions set forth in Sections 7.1 and 7.2.

All conditions specified in this Article VII shall be deemed satisfied or waived upon consummation of the Closing.

ARTICLE VIII
INDEMNIFICATION

8.1.          Indemnification by Seller.

(a)                                 From and after the Closing, subject to the limitations set forth in Sections 8.1 and 8.6, Seller hereby indemnifies and holds Buyer, the Companies and the AEC Subsidiary and their officers, directors, Affiliates, shareholders, partners, successors and assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against any and all losses, liabilities, claims, damages, costs and expenses (including reasonable attorneys’ fees and expenses incurred in connection therewith, but specifically excluding consequential, punitive and other special damages regardless of legal theory (collectively, “Losses”) (provided, however, that any lost profits claimed by Buyer under Section 10.25 shall not be considered consequential damages but rather direct damages, and shall be otherwise recoverable as Losses and determined as follows: $9,700 per day ($291,000 per 30 days)) that the Buyer Indemnified Parties suffer or incur, or become subject to, as a result of, arising from or in connection with:

(i)                                     any breach or inaccuracy of any of the representations and warranties made by the Companies or Seller in this Agreement;

(ii)                                  any failure of Seller or the Seller Parent Guarantor to carry out, perform, satisfy and discharge any of its covenants or agreements under this Agreement that are required to be performed following the Closing;

(iii)                               all Environmental Liabilities arising out of or relating to the Business Operations or ownership, use or operation of the Real Property, the Facilities or any other presently or past owned property by the Companies or AEC Subsidiary, to the extent such Environmental Liabilities were incurred or otherwise arose on or before the Closing Date (the “Pre-Closing Environmental Liabilities”), including without limitation, (i) any Environmental Condition, Environmental Claim or Environmental Noncompliance, in any case to the extent first occurring or in existence prior to the Closing Date; (ii) fines or penalties assessed by any Governmental Authority for any Environmental Noncompliance first occurring or in existence prior to the Closing Date; (iii) those relating to the shipment, transfer, treatment, storage, disposal, recycling, management or Release of Hazardous Materials or Petroleum Products generated, handled or used as a result of or in connection with any Business Operations at the Real Property or any fee owned or lease property previously owned and leased and subsequently conveyed or relinquished to a third party or any real property exclusively owned by a third party (such as a third party owned or controlled waste recycling, storage, treatment or disposal site), in any case to the extent first occurring or in existence prior to the Closing Date; (iv) the obligations and costs of Remediation or other damages that have been incurred or required or are being incurred or required to be compensated under Environmental Laws because of Environmental Claims, Environmental Conditions or Environmental

Noncompliance to the extent first occurring or in existence prior to the Closing Date; and

(iv)                              a diesel fuel release in 2016 from a pipeline discovered in January 2016 in a creek at or near the AEC Real Property located at 2511 28th Street SW, Birmingham, Alabama, together with a second release on or about July 2016 in connection with an unsuccessful repair of said pipeline, the initial release and discovery being described in a Chubb Insurance coverage letter of March 10, 2016 (the “Pipeline Release”).

(b)                                 All representations and warranties of the Companies and Seller in this Agreement shall survive until the Indemnification Termination Date; provided, however, that (i) the Fundamental Representations shall survive indefinitely, (ii) the Pre-Closing Environmental Liabilities arising as a consequence of activities emanated from or directly associated with Business Operations on the Real Property and/or Facilities shall survive for fifty-four (54) months from the Closing Date, and (iii) the Pre-Closing Environmental Liabilities arising as a consequence of activities not emanated from or directly associated with Business Operations on the Real Property and/or Facilities (as an example, Pre-Closing Environmental Liabilities for Releases at disposal sites or drum cleaning sites) shall survive for ten (10) years from the Closing Date.  All covenants and agreements of Seller and the Companies in this Agreement that are required to be performed (i) prior to the Closing, shall terminate on the Closing, and (ii) after the Closing, shall survive in accordance with their terms.  The Buyer Indemnified Parties shall have the right to be indemnified and held harmless under (i) Section 8.1(a)(i) in respect of the representations and warranties of the Companies or Seller only if such right is asserted in writing on or before the Indemnification Termination Date, and (ii) Section 8.1(a)(iii) only if such right is asserted within, as applicable, fifty-four (54) months or ten (10) years after the Closing, each in accordance with the terms of this Agreement; provided that Fundamental Representations, and their associated timeline to be asserted, survive indefinitely.

(c)                                  The Buyer Indemnified Parties may only assert a claim for indemnification against Seller for any matter not involving a third party by giving written notice to Seller specifying in reasonable detail the basis for such claim.

(d)                                 Seller may, but shall not be required to, procure (either before or after Closing) at its sole cost and expense an environmental insurance policy on which both Seller and Buyer are named and/or additional insureds, on commercially reasonable terms and conditions reasonably acceptable to both Seller and Buyer (the “Environmental Insurance Policy”).  If the Environmental Insurance Policy has been issued and is outstanding, prior to seeking or obtaining indemnification with respect to Pre-Closing Environmental Liabilities pursuant to Section 8.1(a)(iii) for costs covered under such Environmental Insurance Policy above any applicable retention or deductible set forth in such Environmental Insurance Policy, Buyer, on behalf of itself and the other Buyer Indemnified Parties, agrees first to (a) timely tender such claim for Pre-Closing Environmental Liabilities for coverage under any such Environmental Insurance Policy to the insurer that issued such coverage (the “Environmental Insurer”), and (b) to exercise commercially reasonable diligence, and utilize commercially reasonable efforts, to obtain coverage for such Pre-Closing Environmental Liabilities in compliance with the terms and conditions of such Environmental Insurance Policy.  Seller shall cooperate with Buyer on a commercially reasonable basis, to the extent requested by Buyer, with respect to any such claim for insurance coverage, and Seller shall independently have the right, at its sole discretion, to seek coverage under such Environmental Insurance Policy for Pre-Closing Environmental Liabilities with respect to costs incurred by Seller or otherwise.  Buyer and Seller agree that any such Environmental Insurance Policy shall provide first recourse coverage with respect to any Pre-Closing Environmental Liabilities, subject to any applicable policy retentions or deductibles, and that any Seller indemnification obligations pursuant to Section 8.1(a)(iii) shall to be excess of any coverage provided by such Environmental Insurance Policy or any other insurance or indemnification applicable to such Pre-Closing Environmental Liabilities.  If and to the extent the Environmental Insurer (i) denies a claim for coverage tendered by Buyer, notwithstanding Buyer’s commercially reasonable diligence and efforts in pursuing coverage for such claim, or (ii) does not acknowledge its obligation to provide coverage for such claim within 120 days after its receipt of notification of such claim (collectively, an “Unresolved Insurance Claim”), Buyer may proceed to assert a claim for indemnity under Section 8.1(a)(iii) with respect to Pre-Closing Environmental Liabilities in excess of any applicable retentions or deductibles in the Environmental Insurance Policy.  To the extent Buyer submits such a claim for indemnification pursuant to Section 8.1(a)(iii) after such denial or delay, Buyer, upon receipt of payment of the claim, at Seller’s request, shall assign to Seller such applicable Unresolved Insurance Claim with respect to Pre-Closing Environmental Liabilities indemnified pursuant to Section 8.1(a)(iii), and otherwise shall assist and cooperate with any Seller efforts to recover under any Environmental Insurance Policy with respect to such Unresolved Insurance Claim.  In the event that Buyer receives any proceeds from an Unresolved Insurance Claim with respect to Pre-Closing Environmental Liabilities for which it has received payment from Seller for a claim for indemnification pursuant to Section 8.1(a)(iii), Buyer, upon receipt of such insurance proceeds, shall promptly transfer the amount of such insurance proceeds to Seller in cash by wire transfer of immediately available funds to the account(s) designated by Seller in writing.

(e)                                  Seller shall not be required to indemnify the Buyer Indemnified Parties under Section 8.1(a)(i) unless and until the amount of all Losses for which indemnification is sought by the Buyer Indemnified Parties thereunder first exceeds $1,000,000 (the “Deductible”), in which event all amounts sought by the Buyer Indemnified Parties in excess of the Deductible shall be subject to indemnification; provided, however, that Seller’s aggregate obligation to indemnify the Buyer Indemnified Parties under Sections 8.1(a)(i) and (iii) shall not exceed $12,000,000 (the “Cap”).  Losses for breaches or inaccuracies of the Fundamental Representations shall not be subject to the Deductible or the Cap, but in no event shall exceed the Purchase Price. Losses under Section 8.1(a)(iii) shall not be subject to the Deductible but shall be subject to the Cap.  The aggregate amount of insurance proceeds received by the Buyer Indemnified Parties under any Environmental Insurance Policy pursuant to Section 8.1(c) shall also be credited towards satisfaction of the Cap and shall also be credited towards the Escrow Account to the extent set forth in Section 8.4(b). Once Buyer has received indemnity proceeds from any combination of the Escrow Account or Seller that equals the Cap, Seller shall have no further liability to Buyer pursuant to Sections 8.1(a)(i) and (iii), except with respect to the Fundamental Representations, the Buyer Indemnified Parties agree to surrender to Seller any and all of their right, title and interest in and to the Environmental Insurance Policy and execute such documentation as may be required by Seller or the insurer thereunder to effectuate such surrender. The Deductible and the Cap shall not apply to any of Seller’s indemnification obligations under Section 8.1(a)(ii), but in no event shall Seller’s aggregate obligation to indemnify the Buyer Indemnified Parties under Section 8.1(a)(ii) exceed the Purchase Price.

(f)                                   Notwithstanding any other provision of this Agreement, none of the Buyer Indemnified Parties shall be entitled to, and the Buyer Indemnified Parties shall be deemed to have waived all claims and rights to, indemnification hereunder for any Losses to the extent that reserves or accruals have been established or reflected on the Final Balance Sheet for the Losses for which indemnification is sought.  All Losses claimed by a Buyer Indemnified Party pursuant to this Article VIII (whether or not resolved through the provisions hereof) shall not be the subject of any adjustment pursuant to Section 2.3 and, by making a claim for indemnification under this Article VIII, Buyer, on behalf of itself and the other Buyer Indemnified Parties, shall be deemed to have waived any rights it or they may have under Section 2.3 with respect to any such Losses.

(g)                                  For purposes of determining whether the thresholds in this Section 8.1 have been surpassed and/or determining the amount of any Losses subject to indemnification under this Section 8.1, all “material,” “Material Adverse Effect,” “material and adverse” or similar materiality type qualifications contained in any representations and warranties shall be disregarded; provided, however, that (i) such qualifications contained in Section 3.10 shall not be disregarded for such purposes and (ii) when such qualifications are used in a definitional manner (e.g., Material Contract), such qualifications shall not be disregarded.

8.2.          Indemnification by Buyer.

(a)                           From and after the Closing, subject to the limitations in Sections 8.2 and 8.6, Buyer, hereby indemnifies and holds Seller and its officers, directors, managers, Affiliates, shareholders, members, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses that the Seller Indemnified Parties may suffer or incur, or become subject to, as a result of or in connection with:

(i)                                     any breach or inaccuracy of any of the representations and warranties made by Buyer in this Agreement; and

(ii)                                  any failure by any of Buyer, the Companies or the AEC Subsidiary or the Buyer Parent Guarantor to carry out, perform, satisfy and discharge any of their respective covenants or agreements under this Agreement that are required to be performed following the Closing.

(b)                                 All representations and warranties of Buyer in this Agreement shall survive until the Indemnification Termination Date.  All covenants and agreements of Buyer and the Companies in this Agreement that are required to be performed (i) prior to the Closing, shall terminate on the Closing, and (ii) after the Closing, shall survive in accordance with their terms.  The Seller Indemnified Parties shall have the right to be indemnified and held harmless under Section 8.2(a)(i) in respect of the representations and warranties of Buyer only if such right is asserted in writing on or before the Indemnification Termination Date in accordance with the terms of this Agreement.

(c)                                  The Seller Indemnified Parties may only assert a claim for indemnification against Buyer for any matter not involving a third party by giving written notice to Buyer specifying in reasonable detail the basis for such claim.

(d)                                 All Losses claimed by a Seller Indemnified Party pursuant to this Article VIII (whether or not resolved through the provisions hereof) shall not be the subject of any adjustment pursuant to Section 2.3 hereof and, by making a claim for indemnification under this Article VIII, Seller, on behalf of itself and the other Seller Indemnified Parties, shall be deemed to have waived any rights it or they may have under Section 2.3 with respect to any such Losses.

8.3.          Indemnification Procedures for Third Party Claims.

(a)                                 If any third party shall notify any party entitled to indemnification pursuant to Section 8.1 or 8.2 (the “Indemnified Party”) with respect to any matter involving a third party (a “Third Party Claim”) that is reasonably expected to give rise to a claim for indemnification against the other party (the “Indemnifying Party”) under Section 8.1 or 8.2, then the Indemnified Party shall promptly (and in any event within five (5) Business Days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.  Failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the defense of such claim is prejudiced by the Indemnified Party’s failure to give such notice.

(b)                                 The Indemnifying Party shall have the right to assume (which such assumption shall not be deemed an admission that such Third Party Claim is valid or that the Indemnifying Party is obligated to indemnify the Indemnified Party under this Agreement with respect to such Third Party Claim) and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party, and the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim which provides for or results in any payment by the Indemnified Party of, or obligation of the Indemnified Party for, any damages or other amount, any Lien on any property of the Indemnified Party, any finding of responsibility or liability on the part of the Indemnified Party or any sanction or injunction of, restriction upon the conduct of any business by, or other equitable relief upon the Indemnified Party, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)                                  Unless the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8.3(b) within fifteen (15) days after the Indemnifying Party received notice of such Third Party Claim, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate; provided, however, that in no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

8.4.          Post-Closing General Escrow.

(a)                                 The General Escrow Amount will be utilized solely to satisfy any indemnification obligations of Seller to Buyer under Section 8.1 and to cover other amounts that can expressly be paid out of the General Escrow Amount in accordance with the terms of this Agreement.  The Escrow Agreement shall terminate upon the General Escrow Termination Date, subject to continuation for disputed claims under Sections 8.1(c) and 10.25(d) (the “Escrow Term”).  The Escrow Agreement shall provide that the General Escrow Amount may be drawn upon by Buyer, its successors or assigns solely for the purpose of satisfying any indemnification obligations of Seller under Section 8.1.

(b)                                 If Buyer asserts a claim against the General Escrow Amount under this Article VIII and Seller does not dispute such claim, Buyer shall be entitled to indemnification by Seller in accordance with this Article VIII, including the right to receive from the General Escrow Amount funds in an amount equal to the amount of Losses for which Buyer is entitled for such claim under this Article VIII.  If, however, Seller disputes such claim, Buyer shall receive the undisputed portion thereof, if any, but shall not be entitled to receive any such disputed portion thereof from the General Escrow Amount with respect to such claim prior to resolution of such Dispute and, if such Dispute extends beyond the expiration of the General Escrow Term, the term of the General Escrow Term will be automatically extended as provided in Section 8.4(c).  If Buyer is paid any amount under the Environmental Insurance Policy for a claim for Pre-Closing Environmental Liabilities, and such claim is paid under the Environmental Insurance Policy less applicable deductions and retentions, Buyer shall be entitled to receive from the General Escrow Amount funds in an amount equal to any such applicable policy retentions or deductibles. To the extent that the Buyer Indemnified Parties receive, in the aggregate, any insurance proceeds from the Environmental Insurance Policy pursuant to Section 8.1(d) in excess of $5,000,000 (“Qualified Insurance Proceeds”), then an amount equal to such Qualified Insurance Proceeds will be released to Seller from the General Escrow Amount on the first Business Day immediately following the receipt of such proceeds by the Buyer Indemnified Parties.

(c)                                  If the indemnification obligations of Seller for claims of indemnification under this Article VIII of which Seller has been notified prior to the expiration of the

General Escrow Term have been satisfied and no Dispute then exists as to any claim for indemnification by Buyer for such claims, the balance of the General Escrow Amount plus the earned interest and other income will be released to Seller on the first Business Day immediately following the expiration of the General Escrow Term.  To the extent there does exist a claim for indemnification by Buyer of which Seller has been notified, which claim has not been satisfied in full in accordance herewith prior to the expiration of the General Escrow Term, an amount equal to the reasonable estimate of the amount of such claim hereunder by Seller will be withheld from the balance of the General Escrow Amount and will continue to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement until such claim has been fully resolved and the General Escrow Term shall be deemed to be extended accordingly and the balance of the General Escrow Amount plus the earned interest and other income will be released to Seller.

(d)                                 Buyer and Seller shall execute and deliver such instruction notices and letters in writing to the Escrow Agent, and take such other actions, as may be reasonably requested, to implement the terms hereof and to disburse the General Escrow Amount as contemplated herein.

8.5.                            Exclusive Remedy.  Each party hereto acknowledges that, following the Closing, (a) except for any claim for intentional fraud and other than as provided in Section 10.25 with respect to Losses incurred by Buyer as a consequence of a Hydrotreater Completion Defect, the indemnities provided for in this Article VIII shall be the sole and exclusive remedy of any Indemnified Party against any Indemnifying Party by contract, statute or otherwise, at law or equity (including without limitation any claim arising under applicable Environmental Law), for any claim, cause of action or other matter arising from any breach by Buyer, the Companies or Seller, as applicable, of any of their representations, warranties, covenants or other agreements under this Agreement or related to the transactions contemplated hereby and (b) on its own behalf and on behalf of the Buyer Indemnified Parties and the Seller Indemnified Parties, as applicable, hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against each Indemnifying Party, as applicable, for the breach of any representation, warranty, covenant or other agreement under this Agreement or related to the transactions contemplated hereby.  Buyer acknowledges and agrees that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement by the Companies or Seller contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement and, except in the case of intentional fraud, Buyer hereby waives any right to rescind this Agreement or any of the transactions contemplated hereby.

8.6.                            Indemnity Amounts to be Computed Net of Insurance Proceeds.  Notwithstanding any other provision set forth herein to the contrary, and subject to the Deductible and Cap provisions of Section 8.1(d), the amount of any indemnification payable under any of the provisions of this Agreement shall be net of any insurance proceeds actually realized by and paid to the Indemnified Party by reason of the facts and circumstances giving rise to such indemnification.  The Indemnified Party shall use its commercially reasonable efforts to promptly make and diligently pursue insurance claims relating to any facts and circumstances giving rise to such indemnification. Additionally, and only with respect to indemnification claims for Pre-Closing Environmental Liabilities pursuant to Section 8.1(a)(iii), Buyer Indemnified Parties agree to use their commercially reasonable efforts to obtain recovery in respect of any claims from any third party (whether through indemnity, contribution, any Environmental Insurance Policy or other insurance, or otherwise) which may be available to such Party in respect of such claims and further agree to take all commercially reasonable steps to mitigate any losses in respect of which a claim can be made.  Buyer Indemnified Parties also shall take all commercially reasonable efforts to mitigate any increase, expansion or exacerbation of any Environmental Liabilities. Notwithstanding any other provision of this Agreement, Buyer Indemnified Parties shall not be entitled to any indemnification pursuant to Section 8.1(a)(iii) to the extent that any act or omission of any Buyer Indemnified Party increases, expands or exacerbates any such Environmental Liabilities.  Notwithstanding the foregoing to the contrary, Buyer Indemnified Parties may seek indemnification for any Pre-Closing Environmental Liabilities discovered in the ordinary course of post-closing Business Operations, subject to the obligations of such Buyer Indemnified Parties under Section 8.1(c).  Additionally, subject to the last sentence of this Section 8.6, environmental sampling or testing conducted by the Buyer Indemnified Parties after the Closing Date shall not constitute an exacerbation of such Environmental Liabilities if such sampling or testing is undertaken in accordance with the terms of any applicable Environmental Insurance Policy and is also undertaken (i) to respond to, investigate, or otherwise respond to material facts indicating the potential existence of Environmental Conditions that, in the reasonable judgment of Buyer Indemnified Parties, may pose a significant risk to human health or the environment provided that, absent exigent circumstances requiring immediate action, Buyer Indemnified Parties shall reasonably consult with Seller and reasonably consider such input as Seller may provide prior to conducting such sampling or testing; (ii) to comply with the requirements of any Environmental Law; (iii) in response to an inquiry, request, claim or demand by a Governmental Authority; (iv) as reasonably necessary in connection with future construction and development of the Real Properties as the Buyer Indemnified Parties may commence in their sole and absolute discretion; or (v) as reasonably necessary to defend or resolve a Third Party Claim. Notwithstanding anything in this Section 8.6 to the contrary, Buyer shall not be under any obligation to undertake (or not undertake) any environmental sampling or testing under any applicable Environmental Insurance Policy if such environmental sampling or testing (or forbearance from undertaking such sampling or testing) would cause Buyer to violate applicable Law.

8.7.                            Purchase Price Adjustment.  All amounts paid pursuant to this Agreement by one party to another party (other than interest payments) shall be treated by such parties as an adjustment to the Purchase Price, to the extent permitted by Law.

ARTICLE IX
TERMINATION

9.1.                            Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned only as follows:

(a)                                 at any time prior to the Closing by mutual written agreement of Seller and Buyer;

(b)                                 by Seller or Buyer upon written notice to the other, if the Closing Date shall not have occurred on or before October 15, 2016 (the “End Date”); provided, however, that a party may not terminate this Agreement pursuant to this Section 9.1(a) if the acts or omissions of the terminating party have resulted in the failure of the terminating party’s obligations to consummate the transactions contemplated by this Agreement to occur prior to the End Date;

(c)                                  by Buyer upon written notice to Seller, if a breach of any of the representations, warranties, covenants or agreements of the Companies or Seller contained in this Agreement shall have occurred that (i) would result in the failure of a condition set forth in Section 6.1 or 6.2 and (ii) is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) thirty (30) days after written notice thereof is given by Buyer to Seller and (y) the day that is five (5) days prior to the End Date; provided, that Buyer may not terminate this Agreement pursuant to this Section 9.1(c) if Buyer is in breach of this Agreement so as to cause the conditions set forth in Section 7.1 or 7.2 not to be satisfied;

(d)                                 by Seller upon written notice to Buyer, if a breach of any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement shall have occurred that (i) would result in the failure of a condition set forth in Section 7.1 or 7.2 and (ii) is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) thirty (30) days after written notice thereof is given by Seller to Buyer and (y) the day that is five (5) days prior to the End Date; provided, that Seller may not terminate this Agreement pursuant to this Section 9.1(d) if the Companies or Seller are in breach of this Agreement so as to cause the conditions set forth in Section 6.1 or 6.2 not to be satisfied; or

(e)                                  by Seller, (i) if all of the conditions set forth in Article VI have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) Seller has in good faith indicated in writing that it is ready, willing and able to consummate the transactions contemplated by this Agreement, and (iii) Buyer fails to close the transactions contemplated herein prior to the earlier to occur of five (5) Business Days after the date the Closing should have occurred pursuant to Section 2.1 and two (2) Business Days after the End Date.

9.2.          Rights on Termination.

(a)                                 If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of any party to the other; provided, that this Section 9.2 and the provisions of Sections 5.6, 10.2, 10.5, 10.8, 10.9, 10.10, 10.11, 10.13, 10.15, 10.16, 10.17, 10.18, 10.19, 10.20, 10.21, 10.22, 10.23 and 10.24 of this Agreement shall survive the termination of this Agreement; provided, further, that nothing contained in this Section 9.2 shall relieve (i) any party from liability for any intentional breach of a material provision of this Agreement or (ii) Buyer from liability for any breach of Section 4.8.

(b)                                 If this Agreement is terminated by Seller pursuant to Section 9.1(d), or pursuant to Section 9.1(e), then Buyer shall promptly (and in any event within three (3) Business Days of receipt by Buyer of written notice from Seller) pay to Seller by wire transfer of immediately available funds an amount equal to $3,280,000.

(c)                                  If this Agreement is terminated by Buyer pursuant to Section 9.1(c), then Seller shall promptly (and in any event within three (3) Business Days of receipt by Seller of written notice from Buyer) pay to Seller by wire transfer of immediately available funds an amount equal to $3,280,000.

(d)                                 The parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.  Accordingly, if Buyer or Seller fails to promptly pay any amounts due pursuant to Section 9.2(b) or (c) and, in order to obtain such payment, Seller or Buyer commences a suit or brings an action that results in a judgment against the other party or any of its Affiliates for any amounts set forth in, as applicable Section 9.2(b) or (c) or any portion thereof, the breaching party shall pay to the other, (i) their reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit or action and (ii) interest on the amount payable pursuant to such judgment, at the prime rate as published in the Wall Street Journal in effect on the date such payment was originally required to be made pursuant to Section 9.2(b) or (c) plus three percent (3%), with such interest being payable in respect of the period from the date that payment was originally required to be made pursuant to Section 9.2(b) or (c) through the date of payment.

(e)                                  It is understood and agreed that the amounts contemplated in Section 9.2 (b), (c) and (d) shall constitute liquidated damages for the termination of this Agreement in the circumstances set forth therein, as the actual damages of Seller and Buyer would be difficult or impossible to prove.  In the event that such amounts become payable and are paid, the right to receive such amounts shall constitute each of Buyer’s, Seller’s and the Companies’ and each of their respective Affiliates’ and representatives’ sole and exclusive remedy in connection with termination of this Agreement under all applicable Law.  In the event of a breach of this Agreement beyond any applicable cure or grace period, the nonbreaching party may simultaneously pursue any rights of specific performance available to it under Section 10.20  or other applicable Law and payment of the amounts set forth in Sections 9.2(b), (c) and (d), as applicable; provided that under no circumstance shall the nonbreaching party be permitted or entitled to receive both (i) a grant of specific performance under Section 10.20 or other applicable Law to cause the transactions contemplated hereby to be consummated, and (ii) payment of any of the fees and expenses set forth in Sections 9.2(b), (c) and (d).

ARTICLE X
MISCELLANEOUS

10.1.                     Disclaimer of Representations and Warranties.  Buyer acknowledges that (a) it has had, and pursuant to this Agreement shall have before Closing, access to the Companies, the AEC Subsidiary and their respective assets and the officers or other representatives of the

Companies, the AEC Subsidiary and Seller and (b) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent investigation, including environmental and other inspections, and upon the express representations, warranties, covenants and agreements set forth in this Agreement, and Seller and the Companies expressly disclaim all liability and responsibility for any representation, warranty, statement or communication made or communicated (orally or in writing) to Buyer or any of its Affiliates, employees, agents, consultants or representatives other than as expressly set forth in this Agreement (including, without limitation, any opinion, information, projection or advice that may have been provided to Buyer by any officer, director, employee, agent, consultant, representative or advisor of the Companies, the AEC Subsidiary, Seller or any of their respective Affiliates).  Toward this end, except as expressly set forth in this Agreement, neither the Companies nor Seller or Seller’s Affiliates shall have liability to Buyer, any Buyer Indemnified Party (including following the Closing, the Companies and the AEC Subsidiary) or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information relating to the Companies and the AEC Subsidiary, or prepared by or on behalf of the Companies and the AEC Subsidiary, and supplied to Buyer before or after the date of this Agreement, or any information, documents or materials made available to Buyer in any data rooms, any presentations or any other form relating to the business of the Companies and the AEC Subsidiary in connection with the transactions contemplated hereby.  Accordingly, Buyer acknowledges that, except as expressly set forth in this Agreement, neither the Companies nor Seller nor either of their respective Affiliates has made, and THE COMPANIES, SELLER AND THEIR RESPECTIVE AFFILIATES MAKE NO AND DISCLAIM ANY, REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, REGARDING (i) TITLE TO ANY ASSETS OR LAND USE RIGHTS, (ii) THE QUALITY, CONDITION, OR OPERABILITY OF ANY REAL OR PERSONAL PROPERTY, EQUIPMENT OR FIXTURES, INCLUDING FREEDOM FROM LATENT OR PATENT VICES OR DEFECTS, THEIR MERCHANTABILITY, THEIR FITNESS FOR ANY PARTICULAR PURPOSE OR THEIR CONFORMITY TO MODELS, SAMPLES OF MATERIALS OR MANUFACTURER DESIGN, (iii) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY CONSULTANTS RELATING TO ANY ASSETS OF THE COMPANIES AND THE AEC SUBSIDIARY, (iv) ANY ESTIMATES OF THE VALUE OF THE INTERESTS OR ASSETS OF THE COMPANIES AND THE AEC SUBSIDIARY OR FUTURE REVENUES GENERATED THEREFROM, (v) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF ANY ASSETS OF THE COMPANIES AND THE AEC SUBSIDIARY, (vi) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY ANY PERSON WITH RESPECT TO THE INTERESTS OR ASSETS OF THE COMPANIES AND THE AEC SUBSIDIARY, (vii) ANY OTHER MATERIALS OR INFORMATION MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ANY DISCUSSION OR PRESENTATION RELATED THERETO, (viii) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (ix) ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF

MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF ANY ASSETS OF T THE COMPANIES AND THE AEC SUBSIDIARY, AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL ASSETS ARE DELIVERED IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS, WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE).  THE INCLUSION BY THE COMPANIES OR SELLER OF ANY OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT DOES NOT CONSTITUTE AN ADMISSION OR ACKNOWLEDGEMENT, EXPRESSED OR IMPLIED, OF FAULT, RESPONSIBILITY OR LIABILITY OF ANY KIND BY THE COMPANIES, THE AEC SUBSIDIARY OR SELLER UNDER ANY LAW.  Buyer agrees that, to the extent required by Law to be effective, the disclosures contained in this Section 10.1 are “conspicuous” for purposes of any such Laws.  Seller’s Affiliates and their respective members, partners, stockholders, managers, directors, officers, agents and employees are third party beneficiaries of this Section 10.1.

10.2.                     Confidentiality.  Subject to Section 10.5, prior to Closing, the transactions contemplated by this Agreement shall be kept confidential by Seller, the Companies, the AEC Subsidiary, Buyer and their respective representatives; provided, however, that Seller may disclose the transactions to its Affiliates and to its respective current and prospective lenders and investors who agree to keep such information confidential.  In the event that the transactions contemplated by this Agreement are not consummated, Buyer shall, for a period of five (5) years following the termination of this Agreement, hold any information obtained by it from Seller, the Companies, the AEC Subsidiary or their Affiliates and their representatives in strict confidence and shall not use any of such information for any purpose, unless such information (a) is or becomes generally available to the public other than as a result of a disclosure by Buyer or its officers, employees or agents, (b) was available to Buyer or its officers, employees or agents on a non-confidential basis (as evidenced in written records) prior to its disclosure to Buyer by or at the request of Seller or the Companies, (c) becomes available to Buyer on a non-confidential basis from a source other than Seller or the Companies; provided, however, that such source is not bound by a confidentiality agreement with Seller, the Companies or any Affiliate thereof or otherwise prohibited from disclosing such information to Buyer by a contractual, legal or fiduciary obligation, or (d) was independently developed by Buyer (as evidenced in written records) without reference to information obtained from Seller, the Companies, any of their Subsidiaries or Affiliates or any of their representatives.

10.3.                     Indemnification of Managers, Directors and Officers.  All rights to indemnification provided in the Companies’ and the AEC Subsidiary’s organizational documents (as in effect as of the date of this Agreement) shall survive the Closing in accordance with their respective terms.  Prior to the Closing, the Companies will purchase, for the benefit of each Person who is now, has been at any time prior to the Closing Date, or who becomes prior to the Closing Date a director, manager or officer of either of the Companies or the AEC Subsidiary (collectively, the “Indemnified Officers and Directors”) a prepaid “tail” policy (the “Tail Policy”), that (a) provides directors’ and officers’ liability insurance to the Indemnified Officers and Directors on substantially the same terms and conditions as the directors’ and officers’ liability insurance policy currently in place for the benefit of such Indemnified Officers and

Directors, including coverage with respect to any fees, costs or expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, losses, claims, damages, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Officer or Director’s service as a director, manager or officer of either of the Companies or the AEC Subsidiary, or services performed by such Indemnified Officer and Director at the request of the Companies or the AEC Subsidiary, in each case occurring on or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, (b) has a one-time premium not to exceed 300% of Seller’s current annual premium attributable to the Companies, and (c) covers a period of time ending no earlier than the sixth anniversary of the Closing Date.  If Buyer, the Companies or the AEC Subsidiary or any of their successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such entity assumes the obligations set forth herein.  The provisions of this Section 10.3 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this provision applies without the consent of such affected indemnitee and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

10.4.                                                   Employee Matters.

(a)                                 No later than twenty (20) days prior to Closing, Seller shall provide Buyer with a revised Business Employee Data List (including the list of Business Employees) which is current as of that date.  Buyer shall make offers of employment to a minimum of eighty percent (80%) of the Business Employees (as selected by Buyer in its sole discretion), commencing on the Closing Date.  No later than ten (10) days prior to the Closing, Buyer shall provide Seller with a list of those Business Employees who have received and accepted offers of employment with Buyer commencing on the Closing Date (each such Business Employee, a “Continuing Employee”). The terms and conditions of the salary (or hourly wage rate, as applicable), other compensation opportunities and/or benefits included in such offers by Buyer to the Business Employees shall be the same as those provided to similarly-situated employees of Buyer and its Affiliates as of the Closing Date; provided that such terms and conditions of the salary (or hourly wage rate, as applicable), compensation opportunities and/or benefits included in such offers by Buyer to the Business Employees shall be of sufficient level so as to not trigger any obligations or liability for notice pay or otherwise arising under the Worker Adjustment and Retraining Notification Act (the “WARN Act”). Seller or its Affiliates shall make all Business Employees reasonably available for interview by Buyer and its Affiliates and shall not take any action (and shall cause its Affiliates not to take any action) to dissuade any Business Employee from accepting any offer of employment from Buyer or one of its Affiliates. Each offer of employment shall be in writing and is expressly subject to satisfaction of Buyer’s standard on-boarding process and procedures, including, but not limited to, pre-employment drug testing and background check procedures.  Immediately prior to Closing, Seller shall cause to be terminated the employment of each Continuing Employee who has received and timely accepted an offer of employment with Buyer in accordance with this Section 10.4(a). In the event any

Key Employee is not offered employment by Buyer in accordance with this Section 10.4(a) and does not become a Continuing Employee, Buyer shall pay to Seller within ten (10) Business Days following the Closing Date an amount equal to six (6) months of such Key Employee’s then-current annual base salary. Notwithstanding the foregoing, Buyer shall not assume any other obligations under any severance/retention agreement with any Company, AEC Subsidiary, Seller or Seller Parent Guarantor or under any other EMES Employee Benefit Plan with respect to the Key Employee(s) or any other Business Employee.

(b)           Subject to Section 10.4(e), with respect to any Business Employee other than a Continuing Employee whose employment relationship with Seller is terminated by Seller, Seller shall comply with all applicable Laws in connection therewith, including the WARN Act.

(c)           With respect to the Continuing Employees:

(i)            Buyer shall, or shall cause the Companies or the AEC Subsidiary to, provide the Continuing Employees with severance protections, payments and benefits on the same terms and conditions as the severance protections, payments and benefits provided to similarly-situated employees of Buyer.

(ii)           Subject to applicable Law, Continuing Employees shall have their service with Seller recognized by Buyer for vesting and eligibility purposes, except with respect to any defined benefit pension plan or retiree health plan (whether such plans be active or frozen), under the health and welfare plans, vacation plans, severance plans and 401(k) plan maintained and sponsored by Buyer and its Affiliates for benefit-level purposes, but only to the extent that (a) such service is properly credited under the applicable Benefit Plan, (b) such service is properly listed on the Business Employee Data List and (c) such crediting does not result in duplication of benefits.  In addition, subject to applicable Law, all health and welfare plans of Buyer and its Affiliates shall (x) waive any waiting periods and pre-existing condition exclusions with respect to participation by and coverage of the Continuing Employees and their eligible dependents and (y) honor any deductible and out-of-pocket expenses incurred by such Continuing Employees and dependents under similar EMES Employee Benefit Plans for the plan year in which such participation begins (provided that Seller provides Buyer with such information no later than sixty (60) days following the Closing Date).

(iii)          Subject to applicable Law, Buyer or its Affiliate shall offer Continuing Employees and their covered dependents the opportunity to participate in the health and welfare plans offered to similarly situated employees of Buyer or its Affiliates as of the first day of the calendar month following the calendar month in which the Closing Date occurs.

(iv)          Buyer shall cause its 401(k) plan (“Buyer’s 401(k) Plan”) to accept direct rollovers of the account balances for the Continuing Employees from

Seller’s 401(k) plan (the “Seller 401(k) Plan”) to Buyer’s 401(k) Plan as soon as administratively feasible following the Closing Date.  With respect to each Continuing Employee who has an outstanding participant loan from the Seller 401(k) Plan, such Continuing Employee may elect to roll over his or her entire account balance, including any participant loans, to the Buyer 401(k) Plan if (i) the rollover is initiated within thirty (30) days following the Closing Date, and (ii) Seller provides (or causes to be provided to) Buyer with the information and documentation reasonably necessary to effect the rollover of such loans to the Buyer 401(k) Plan.

(v)           For each Continuing Employee, Buyer shall assume and honor such Continuing Employee’s accrued but unpaid vacation and/or paid time off, in each case as of the Closing Date (the “Accrued PTO” and the Accrued PTO so assumed by Buyer, the “Assumed PTO”).  Continuing Employees shall be permitted to use their Assumed PTO in a manner consistent with policies applicable to similarly-situated employees of Buyer, and to participate in Buyer’s vacation plans; provided that the participation shall be on the same terms and conditions as similarly-situated employees of Buyer and its Affiliates as of the Closing Date.

(vi)          The parties agree that Buyer and its Affiliates shall have no obligation or liability with respect to the pro-rata portion of such employee’s annual bonus, if any, for the portion of the fiscal year ending on the Closing Date.

(vii)         Nothing in this Agreement (other than severance obligations described herein) shall require Buyer or its Affiliates to continue for any period of time or upon any particular terms or conditions the employment of any Continuing Employee.

(viii)        The provisions of this Section 10.4 are solely for the benefit of the parties to this Agreement and nothing in this Section 10.4, express or implied, will confer upon any employee, consultant, manager or other service provider (or any dependent, successor, legal representative or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with Buyer or any of its Affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement.  Nothing in this Section 10.4 express or implied, will be: (i) an amendment or deemed amendment of any plan providing benefits to any employee, (ii) construed to interfere with the right of Buyer or its Affiliates to terminate the employment or other service relationship of any of the Business Employees at any time, with or without cause, or restrict any such entity in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment or other service arrangement of the Business Employees, (iii) give any Business Employee or any other individual associated therewith or any plan or trustee thereof or any other third Person any right to enforce the provisions of this Section 10.4 or (iv) deemed to obligate Buyer or its Affiliates to adopt, enter into, maintain amend or terminate any employee benefit plan or other compensatory plan, program or arrangement at any time.

(d)           For the 12 month period following the Closing Date, if Buyer or any of its Affiliates directly or indirectly (including as an employee, a contractor or an employee of a contractor or subcontractor) retain the services of any Business Employee to whom Seller paid severance payments or benefits because the employment of such Business Employee with Seller was terminated as a result of such Business Employee not receiving an offer of employment from Buyer or one of its Affiliates in accordance with Section 10.4 (a), Buyer shall immediately reimburse Seller the actual amount or value of severance pay that Seller paid to such Business Employee (without duplication of any amounts previously paid pursuant to the last sentence of Section 10.4(a)).

(e)           Seller shall bear any and all obligations and liability for notice pay or otherwise arising under the WARN Act prior to the Closing Date.  Buyer shall bear any and all obligations and liability for notice pay or otherwise arising under the WARN Act after the Closing Date and/or resulting with respect to any Business Employee who does not become a Continuing Employee due to any breach by Buyer of its obligations under Section 10.4(a).

10.5.       Public Announcements.  The timing and content of all announcements made hereafter regarding any aspect of this Agreement to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by Seller and Buyer in their respective sole discretion; provided, that nothing herein shall prevent any party from complying with applicable Law or regulations or the rules of any national securities exchange.

10.6.       Use of Names.  Buyer agrees that from and after the Closing, neither it nor any of its Affiliates shall use the names “Insight Equity,” “Emerge Energy Services” or any confusingly similar names.

10.7.       Counsel.  It is acknowledged by each of the parties hereto that Seller, the Companies, the AEC Subsidiary, and their respective Affiliates have retained Latham & Watkins LLP and in-house counsel with Insight Equity Management Company LLC (collectively, the “Existing Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that the Existing Counsel has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party to this Agreement or Person has the status of a client of the Existing Counsel for conflict of interest or any other purposes as a result thereof. Buyer hereby acknowledges and the Companies affirms its pre-existing agreement that, in the event that a Dispute arises between Buyer or any of its Affiliates (including, after the Closing, the Companies, the AEC Subsidiary, or any of their Affiliates) and Seller or any of its Affiliates, the Existing Counsel may represent Seller or any of its Affiliates in such Disputes even though the interests of Seller or its Affiliates may be directly adverse to Buyer, the Companies, the AEC Subsidiary, or any of their Affiliates, and even though the Existing Counsel may have acquired confidential information from or about the Companies or the AEC Subsidiary related to any Disputes, represented the Companies, the AEC Subsidiary, or one or more of their Affiliates in a matter substantially related to such Disputes, or may be handling ongoing matters for Seller, the Companies, the AEC Subsidiary, or one or more of their Affiliates.  Buyer and the Companies hereby consent to and waive, on behalf of themselves and each of their Subsidiaries and Affiliates, any conflict of interest in connection with representation by Existing Counsel in connection with any Disputes.  Moreover, Buyer and the Companies each agree and covenant (for itself and on behalf of its Subsidiaries and Affiliates) not to seek to disqualify the Existing Counsel from Disputes.  This is in addition to any consent or waiver provided prior to Closing to the Existing Counsel by the Companies, the AEC Subsidiary, or their Affiliates. Buyer further agrees and each Company (for itself and on behalf of its Subsidiaries and Affiliates) affirms its pre-existing agreement that Seller owns all rights to assert or waive privilege associated with the Existing Counsel’s pre-Closing representation of the Companies, the AEC Subsidiary, and their Affiliates, to the extent that such representations relate in any way to the transactions contemplated by this Agreement or any other representation conducted by the Existing Counsel jointly with Seller or its Affiliates.  The right to assert or waive privilege shall not pass to or be claimed by Buyer, the Companies, the AEC Subsidiary, or their Affiliates.  Each Company (for itself and on behalf of its Subsidiaries and Affiliates) affirms its pre-existing agreement not to disclose and to protect from disclosure to any other Person, including Buyer, and will strictly preserve the confidentiality of, all communications and materials exchanged among the Companies, Existing Counsel, Seller and Seller’s Affiliates that relate in any way to the transactions contemplated by this Agreement or any other representation conducted by the Existing Counsel jointly with Seller or its Affiliates in order to preserve all privileges and confidentiality with respect to all such communications and materials. Buyer and the Companies each agree to take, and to cause their Affiliates to take, all steps necessary to implement the intent of this Section 10.7 and not to take or cause their Affiliates to take positions contrary to the intent of this Section 10.7.  Seller, Buyer and each Company further agrees that the Existing Counsel and their partners and employees are third-party beneficiaries of this Section 10.7.

10.8.       Entire Agreement; Amendment; Waiver.  This Agreement and the Non-Disclosure Agreement, dated as of January 25, 2016, by and between Seller Parent Guarantor and Buyer Parent Guarantor, and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, pertaining to the subject matter hereof and thereof.  No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing.

10.9.       Expenses.  Subject to the provisions of Section 9.2(d) and Section 10.20(c) each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other advisors and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

10.10.     Governing Law.  This Agreement shall be construed and interpreted according to the Laws of the State of Texas, without regard to the choice of Law and conflicts of Law rules thereof.

10.11.     Judicial Proceedings; Waiver of Jury Trial.  ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT ONLY IN A FEDERAL OR STATE COURT LOCATED IN TARRANT COUNTY, TEXAS, AND EACH OF THE PARTIES HERETO (i) UNCONDITIONALLY ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY AND (ii) IRREVOCABLY WAIVES ANY OBJECTION SUCH PARTY MAY NOW HAVE OR HEREAFTER HAS AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.14 HEREOF.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.12.     Further Assurances.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall take all such reasonable necessary action as is requested by the other parties hereto (at the expense of the requesting party).  The parties hereto shall execute any additional instruments necessary to consummate the transactions contemplated hereby.

10.13.     Assignment.  This Agreement and each party’s respective rights and obligations hereunder may not be assigned, by operation of Law or otherwise, without the prior written consent of the other parties and any attempt to do so shall be null and void, provided that Buyer may assign its right to purchase the Interests from Seller to one of its Affiliates without Seller’s consent; provided further that (i) Buyer will give prompt written notice to Seller of such assignment and (ii) no such assignment will relieve Buyer or Buyer Parent Guarantor of any of its obligations hereunder.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns.

10.14.     Notices.  All notices, requests, claims, demands, disclosures and other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date (i) when delivered Personally, by messenger or by overnight delivery service by a recognized commercial carrier to the designated officer of the other party, (ii) five (5) days after being mailed by registered or certified United States mail, postage prepaid, return receipt requested or (iii) when received via facsimile or electronic mail (confirmed by telephone in each case), in all cases addressed to the party for whom it is intended at the address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 10.14:

If to Buyer or,	Susser Petroleum Operating Company LLC
following the Closing,	8020 Park Lane

the Companies:	Dallas, Texas 97231
	Attention:	Joseph Kim
	Phone:	(214) 840-5586
	Email:	joseph.kim@sunoco.com

with a copy to:	Sunoco LP
8020 Park Lane
Dallas, Texas 97231
	Attention:	Arnold Dodderer
	Phone:	(469) 646-1020
	Email:	arnold.dodderer@sunoco.com

If to Seller or,	c/o Insight Equity Management Company LLC
before the Closing,	1400 Civic Place
the Companies:	Suite 250
Southlake, Texas 76092-7641
	Attention:	General Counsel
	Phone:	(817) 488-7775
	Fax:	(817) 488-7739

with a copy to:	Ryan J. Maierson
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
	Phone:	(713) 546-7420
	Fax:	(713) 546-5401

10.15.     Counterparts and Facsimile Signatures.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.  The execution of this Agreement by any of the parties may be evidenced by way of a facsimile transmission or PDF of such party’s signature, or a photocopy of such facsimile transmission or PDF, and such facsimile signature or PDF shall be deemed to constitute the original signature of such party hereto.

10.16.     Headings.  The table of contents and article and section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

10.17.     Severability.  If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid or unenforceable by any court of competent jurisdiction, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby and shall remain in full force and effect.  Any such invalid provision shall be modified to give it maximum effect consistent with the intent of the stricken provision so as to allow its enforceability under applicable Law.

10.18.     No Third Party Rights.  Except as provided in Article VIII and Sections 10.1, 10.3, 10.7 and 10.19, (a) nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties to this Agreement and their successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under, or by reason of, this Agreement, (b) no third party is entitled to rely on any of the representations, warranties, covenants and agreements contained in this Agreement, and (c) none of Buyer, the Companies or Seller assumes any liability to any third party because of any reliance on the representations, warranties, covenants and agreements of Buyer, the Companies or Seller contained in this Agreement.

10.19.     No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, Buyer agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, manager, officer, employee, general or limited partner, member, shareholder or agent of Seller or any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no Personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, manager, officer, employee, general or limited partner, member, shareholder or agent of Seller or any Affiliate or assignee thereof, as such, for any obligation of Seller under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.  Seller’s Affiliates and their respective managers, directors, officers, agents and employees are third party beneficiaries of this Section 10.19.

10.20.     Remedies; Specific Performance.

(a)           The parties hereto agree that (i) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including the failure of a party hereto to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement), (ii) money damages or other legal remedies would not be an adequate remedy for any such damage, (iii) the provisions in Section 9.2 shall not diminish or otherwise impair in any respect any party’s right to specific performance as set forth in this Section 10.20 and (iv) the right of specific performance as set forth in this Section 10.20 is an integral part of the transactions contemplated hereby and without that right, none of the parties hereto would have entered into this Agreement.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the failure of a party hereto to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement).

(b)           Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the parties hereby further acknowledge and agree that the parties shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of Section 5.3.  Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief sought in accordance with this Section 10.20 on the basis that (A) the party seeking such remedy has an adequate remedy at law or (B) an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties shall be permitted and entitled to seek both a grant of specific performance and payment of any of the fees and expenses set forth in Sections 9.2(b), (c) and (d), as applicable; provided that under no circumstance shall the parties be permitted or entitled to receive both (i) a grant of specific performance to cause the transactions contemplated hereby to be consummated and (ii) payment of any of the fees and expenses set forth in Sections 9.2(b), (c) and (d).

(c)           If Buyer, Seller or the Companies bring an action or seek an injunction or injunctions to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions of this Agreement (including the failure by Seller or Buyer to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) that results in a judgment against Seller, Buyer or any of their respective Affiliates, Buyer shall pay to Seller or the Companies, or Seller shall pay to Buyer, their reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such action or suit.

10.21.                     Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.22.                     Schedules.  Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in the Schedules shall constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific Section, and all such information shall be deemed to qualify the entire Agreement and not just such Section if the relevance of such disclosure is reasonably apparent from such disclosure.

10.23.                     Buyer Parent Guaranty of Obligations.  Buyer Parent Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Seller the prompt and complete payment and performance when and as due of all obligations, including payment and covenant obligations, of Buyer under this Agreement and any other agreements entered into in connection herewith.  In furtherance of the foregoing, Buyer Parent Guarantor acknowledges and agrees that Seller and the Companies may, in their sole discretion, bring and prosecute a separate action or actions against Buyer Parent Guarantor to enforce its obligations under this guarantee, regardless of whether such action is brought against Buyer or any other Person, whether Buyer or any other Person is joined in any such action or actions or whether Buyer or any other Person is primarily responsible for causing the obligations, including payment and covenant obligations of Buyer under this Agreement or any other agreements entered into in connection herewith to be fulfilled.

10.24.                     Seller Parent Guaranty of Obligations. Seller Parent Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Buyer the prompt and complete payment and performance when and as due of all obligations, including payment, covenant and indemnification obligations, of Seller under this Agreement and any other agreements entered into in connection herewith.  In furtherance of the foregoing, Seller Parent Guarantor acknowledges and agrees that Buyer and the Companies and AEC Subsidiary may, in their sole discretion, bring and prosecute a separate action or actions against Seller Parent Guarantor to enforce its obligations under this guarantee, regardless of whether such action is brought against Seller or any other Person, whether Seller or any other Person is joined in any such action or actions or whether seller or any other Person is primarily responsible for causing the obligations, including payment and covenant obligations of Seller under this Agreement or any other agreements entered into in connection herewith to be fulfilled.

10.25.     Construction Completion of Birmingham Hydrotreater.

(a)           Buyer hereby agrees, following the Closing Date, to use its commercially reasonable best efforts to pursue the completion of the Birmingham Hydrotreater in accordance with the Birmingham Hydrotreater Construction Plans and Schedule (subject to any requirements in any applicable Governmental Authorization or Environmental Laws for the construction and start-up of the Birmingham Hydrotreater and the Business Operations that may require a deviation from or are in addition to the Birmingham Hydrotreater Construction Plans and Schedule) and obtain a determination by an Independent Inspector that the Birmingham Hydrotreater is capable of producing product conforming to the specifications set forth in the Birmingham Hydrotreater Construction Plans and Schedules and in conformance with any applicable Governmental Authorizations and Laws. To the extent that (i) subsequent to Closing, Buyer reasonably determines in good faith that the Birmingham Hydrotreater will require capital expenditures in excess of the amounts set forth in the Updated HT Budget in order to conform, in all material respects, with the engineering specifications included in the Birmingham Hydrotreater Construction Plans and Schedule or comply, in all material respects, with applicable Governmental Authorizations and Laws or (ii) subsequent to December 31, 2016, the Birmingham Hydrotreater is not constructed or installed on time in accordance with the Birmingham Hydrotreater Construction Plans and Schedule as a direct consequence of any action, event or omission that occurred prior to Closing, then in any of these instances (each being defined as a “Hydrotreater Completion Defect”), Buyer may submit a written claim to the Escrow Agent, together with written documentation in support of such claim, for reimbursement from the Hydrotreater Escrow Account for any and all Losses Buyer or any of the Companies or the AEC Subsidiary has or will incur as a consequence of such Hydrotreater Completion Defect.

(b)           The Hydrotreater Escrow Amount will be utilized solely to satisfy any Losses of Buyer, any of the Companies or the AEC Subsidiary as a consequence of a Hydrotreater Completion Defect under this Section 10.25. The Escrow Agreement shall provide that the Hydrotreater Escrow Amount may be drawn upon by Buyer, its successors or assigns solely for the purpose of satisfying any Losses of Buyer or the Companies or the AEC Subsidiary under this Section 10.25.

(c)           If Buyer asserts a claim against the Hydrotreater Escrow Amount under this Section 10.25 and Seller does not dispute such claim, Buyer shall be entitled to an immediate disbursement from the Hydrotreater Escrow Account.  If, however, Seller disputes such claim, Buyer shall receive the undisputed portion thereof, if any, but shall not be entitled to receive any such disputed portion thereof from the Hydrotreater Escrow Amount with respect to such claim prior to resolution of such Dispute and, if such Dispute extends beyond the Hydrotreater Escrow Term, then the Hydrotreater Escrow Term will be automatically extended as provided in Section 10.25(d).

(d)           If Buyer claims for Losses against the Hydrotreater Escrow Amount of which Seller has been notified prior to the expiration of the Hydrotreater Escrow Term have been satisfied and no Dispute then exists for other applicable claims, the balance of the Hydrotreater Escrow Amount plus the earned interest and other income will be released to Seller on the first Business Day immediately following the expiration of the Hydrotreater Escrow Term, and the Escrow Agent’s obligation under the Escrow Agreement to disburse funds from the Hydrotreater Escrow Account shall terminate. To the extent there exists a claim against the Hydrotreater Escrow Amount by Buyer of which Seller has been notified prior to the expiration of the Hydrotreater Escrow Term, which claim has not been satisfied in full in accordance herewith prior to the expiration of the Hydrotreater Escrow Term, an amount equal to the amount of the unresolved portion of such claim hereunder will be withheld from the balance of the Hydrotreater Escrow Amount and will continue to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement until such claim has been fully resolved and the Hydrotreater Escrow Term shall be deemed to be extended accordingly and the balance of the Hydrotreater Escrow Amount plus the earned interest and other income will be released to Seller.

(e)           Buyer and Seller shall execute and deliver such instruction notices and letters in writing to the Escrow Agent, and take such other actions, as may be reasonably requested, to implement the terms hereof and to disburse the Hydrotreater Escrow Amount as contemplated herein.

(f)            Notwithstanding any other provision of this Agreement, Buyer shall not be entitled to, and Buyer, the Companies and the AEC Subsidiary shall be deemed to have waived all claims and rights to, claims hereunder for any Losses to the extent that reserves or accruals have been established or reflected on the Final Balance Sheet for the Losses for which claims against the Hydrotreater Escrow Amount are sought.  All Losses claimed by Buyer pursuant to this Section 10.25 (whether or not resolved through the provisions hereof) shall not be the subject of any adjustment pursuant to Section 2.3 or Section 2.4 and, by making a claim under this Section 10.25, Buyer, on behalf of itself and the Companies and the AEC Subsidiary, shall be deemed to have waived any rights it or they may have under Section 2.3 or Section 2.4 with respect to any such Losses. Notwithstanding any other provision of this Agreement, reimbursement from the Hydrotreater Escrow Account in accordance with this Section 10.25 and the Escrow Agreement shall be Buyer’s sole and exclusive remedy with respect to Losses incurred by Buyer as a consequence of a Hydrotreater Completion Defect, and Buyer shall not be entitled to seek any other indemnification or compensation from Seller with respect to Hydrotreater Completion Defects.

10.26.              Compliance with the Renewable Fuel Standard Program.

(a)                                 The parties acknowledge that AEC may be an obligated party (the “Obligated Party”) under the Renewable Fuel Standard (“RFS”) program established as a component of the fuel and fuel additive provisions contained in the Clean Air Act. The Obligated Party has generated and sold or retired certain fuel credits as part of its RFS program, known as renewable identification numbers (“RINS”), including a subset of such RINS known as “D4 Biodiesel RINS,” which D4 Biodiesel RINS (and no other RINS) are the subject of this Section 10.26 (the “Subject RINS”).  Following the Closing, Buyer shall cause an attest engagement (audit) to be conducted by an independent third-party auditor mutually agreed upon by the parties. From the Closing until the RFS Escrow Termination Date, to the extent (i) the independent third-party audit (the “RIN Audit”) reveals any material legal noncompliance with the Subject RINS (Buyer to report any such material noncompliance to the EPA upon determination), (ii) any Governmental Authority, including but not limited to the EPA or the Department of Justice, institutes any proceeding, investigation or enforcement action, or assesses any civil or criminal penalties, injunctive relief, corrective action or other sanctions against Buyer or the Obligated Party relating to the Obligated Party’s noncompliance with respect to the Subject RINS, or (iii) any third party seeks or is entitled to reimbursement, indemnification or other compensation from Buyer or the Obligated Party for the Subject RINS, sold or transferred to such third party by Obligated Party, then in any of these instances (each being defined as an “RFS Violation”), Buyer may submit a written claim to the Escrow Agent, together with written documentation in support of such claim, for reimbursement from the RFS Escrow Account for any and all Losses Buyer or any of the Companies or the AEC Subsidiary has or will incur as a consequence of such RFS Violation.

(b)                                 The RFS Escrow Amount will be utilized solely to satisfy any Losses of Buyer, any of the Companies or the AEC Subsidiary as a consequence of an RFS Violation under this Section 10.26, and shall be the sole and exclusive remedy of Buyer, the Companies and the AEC Subsidiary against Seller by contract, statute or otherwise, at law or equity (including without limitation any claim arising under applicable Environmental Law), for any such Losses. The Escrow Agreement shall provide that the RFS Escrow Amount may be drawn upon by Buyer, its successors and assigns solely for the purpose of satisfying any Losses of Buyer, any of the Companies or the AEC Subsidiary under this Section 10.26.

(c)                                  If Buyer asserts a claim against the RFS Escrow Amount under this Section 10.26 and Seller does not dispute such claim, Buyer shall be entitled to an immediate disbursement from the RFS Escrow Account.  If, however, Seller disputes such claim, Buyer shall receive the undisputed portion thereof, if any, but shall not be entitled to receive any such disputed portion thereof from the RFS Escrow Amount with respect to such claim prior to resolution of such Dispute and, if such Dispute extends beyond the RFS Escrow Termination Date, then the RFS Escrow Termination Date will be automatically extended as provided in Section 10.26(d).

(d)                                 If Buyer claims for Losses against the RFS Escrow Amount of which Seller has been notified prior to the expiration of the RFS Escrow Termination Date have been satisfied and no Dispute then exists for other applicable claims, the balance of the RFS Escrow Amount plus the earned interest and other income will be released to Seller on the first Business Day immediately following the expiration of the RFS Escrow Termination Date, and the Escrow Agent’s obligation under the Escrow Agreement to disburse funds from the RFS Escrow Account shall terminate. To the extent there exists a claim against the RFS Escrow Amount by Buyer for which notification has been provided to Seller prior to the expiration of the RFS Escrow Termination Date, which claim has not been satisfied in full in accordance herewith prior to the expiration of the RFS Escrow Termination Date, an amount equal to the reasonable estimate of the amount of such claim hereunder by Seller will be withheld from the balance of the RFS Escrow Amount and will continue to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement until such claim has been fully resolved and the RFS Escrow Termination Date shall be deemed to be extended accordingly and the balance of the RFS Escrow Amount plus the earned interest and other income will be released to Seller.

(e)                                  Buyer and Seller shall execute and deliver such instruction notices and letters in writing to the Escrow Agent, and take such other actions, as may be reasonably requested, to implement the terms hereof and to disburse the RFS Escrow Amount as contemplated herein.

(f)                       Notwithstanding any of the foregoing to the contrary, if the RIN Audit or the EPA or other applicable Governmental Authority determines in writing that any of the RINs audited or otherwise reviewed are compliant with all applicable legal requirements, Buyer shall promptly direct the Escrow Agent to release from the RIN Escrow one dollar for each dollar of such legally compliant RINs.

10.27.                                            Pipeline Release.

(a)                                 If (i) Buyer receives written confirmation from Chubb Insurance, reasonably acceptable to Buyer, that Buyer and/or AEC will be able to recover from Chubb Insurance under Policy Number G2492015 004 for Losses resulting from the Pipeline Release, and such coverage is on terms and conditions acceptable to Buyer, or (ii) Buyer receives notice that Chubb Insurance has made any payments under Policy Number G2492015 004 for Losses resulting from the Pipeline Release, then in either case Buyer shall execute and deliver an instruction notice to the Escrow Agent instructing the Escrow Agent to disburse to Seller the Pipeline Release Escrow Amount, to the extent of the amount of coverage confirmed or payment actually made.

(b)                                 If, prior to the disbursement of the Pipeline Release Escrow Amount under Section 10.27(a), Buyer asserts a claim for Losses under Section 8.1(a)(iv) and Seller does not dispute such claim, Buyer may submit a written claim to the Escrow Agent, together with written documentation in support of such claim, for reimbursement from the Pipeline Release Escrow Account for any and all Losses Buyer or any of the Companies or the AEC Subsidiary has or reasonably expects to incur as a consequence of the Pipeline Release, up to the Pipeline Release Escrow Amount (less any disbursements to Seller under Section 10.27(a)(ii)). To the extent Buyer submits such a claim for reimbursement from the Pipeline Release Escrow Account, Buyer, upon receipt of payment of the claim, at Seller’s request, shall assign to Seller such applicable unresolved insurance claim amount with respect to the Pipeline Release, and otherwise shall assist and cooperate with any Seller efforts to recover under Policy Number G2492015 004 for Losses resulting from the Pipeline Release.

(c)                                  If Buyer claims for Losses against the Pipeline Release Escrow Amount of which Seller has been notified prior to the General Escrow Termination Date have been satisfied and no Dispute then exists for other applicable claims, the balance of the Pipeline Release Escrow Amount plus the earned interest and other income will be released to Seller on the first Business Day immediately following the General Escrow Termination Date, and the Escrow Agent’s obligation under the Escrow Agreement to disburse funds from the Pipeline Release Escrow Account shall terminate. To the extent there exists a claim against the Pipeline Release Escrow Amount by Buyer of which Seller has been notified prior to the General Escrow Termination Date, which claim has not been satisfied in full in accordance herewith prior to the General Escrow Termination Date, an amount equal to the unresolved portion of such claim will be withheld from the balance of the Pipeline Release Escrow Amount and will continue to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement until such claim has been fully resolved and the balance of the Pipeline Release Escrow Amount plus the earned interest and other income will be released to Seller.

(d)                                 The Pipeline Release Escrow Amount will be utilized solely to satisfy any Losses of Buyer, any of the Companies or the AEC Subsidiary as a consequence of the Pipeline Release, and shall be the sole and exclusive remedy of Buyer, the Companies and the AEC Subsidiary against Seller by contract, statute or otherwise, at law or equity (including without limitation any claim arising under applicable Environmental Law), for any such Losses. The Escrow Agreement shall provide that the Pipeline Release Escrow Amount may be drawn upon by Buyer, its successors and assigns solely for the purpose of satisfying any Losses of Buyer, any of the Companies or the AEC Subsidiary under this Section 10.27.

(e)                                  Buyer and Seller shall execute and deliver such instruction notices and letters in writing to the Escrow Agent, and take such other actions, as may be reasonably requested, to implement the terms hereof and to disburse the Pipeline Release Escrow Amount as contemplated herein.

(f)                                   Notwithstanding any other provision of this Agreement, Buyer shall not be entitled to, and Buyer, the Companies and the AEC Subsidiary shall be deemed to have waived all claims and rights to, claims hereunder for any Losses to the extent that reserves or accruals have been established or reflected on the Final Balance Sheet for the Losses for which claims against the Pipeline Release Escrow Amount are sought.  All Losses claimed by Buyer pursuant to this Section 10.27 (whether or not resolved through the provisions hereof) shall not be the subject of any adjustment pursuant to Section 2.3 or Section 2.4 and, by making a claim under this Section 10.27, Buyer, on behalf of itself and the Companies and the AEC Subsidiary, shall be deemed to have waived any rights it or they may have under Section 2.3 or Section 2.4 with respect to any such Losses.

[Signature page follows]

IN WITNESS WHEREOF, each party hereto has executed this Amended and Restated Purchase and Sale Agreement as of the day and year first above written.

BUYER:	SUSSER PETROLEUM OPERATING COMPANY LLC

	By:	/s/ Karl Fails
	Name:	Karl Fails
	Title:	Senior Vice President — Supply & Trading

BUYER PARENT GUARANTOR:	SUNOCO LP

By: Sunoco GP LLC, General Partner

	By:	/s/ Robert W. Owens
	Name:	Robert W. Owens
	Title:	President & Chief Executive Officer

[Signature Page to Amended and Restated Purchase and Sale Agreement]

IN WITNESS WHEREOF, each party hereto has executed this Amended and Restated Purchase and Sale Agreement as of the day and year first above written.

SELLER:	EMERGE ENERGY SERVICES OPERATING LLC

	By:	/s/ Warren Bonham
Name: Warren Bonham
Title: Vice President

SELLER PARENT GUARANTOR:	EMERGE ENERGY SERVICES LP

	By:	Emerge Energy Services GP, LLC,
its General Partner

	By:	/s/ Warren Bonham
Name: Warren Bonham
Title: Vice President

[Signature Page to Amended and Restated Purchase and Sale Agreement]